Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of December 28, 2020

among

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.,

as the Borrower,

THE SEVERAL LENDERS FROM TIME TO TIME PARTY HERETO,

and

ALTER DOMUS (US) LLC,

as Administrative Agent

TABLE OF CONTENTS

SECTION 1 DEFINITIONS		1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	29
1.3	Rounding; Certain Baskets	30
1.4	Currency Generally	30
1.5	Divisions	30

SECTION 2 AMOUNT AND TERMS OF TERM COMMITMENTS		31

2.1	Term Commitments	31
2.2	Procedure for Term Loan Borrowing	32
2.3	Repayment of Term Loans	32
2.4	Fees	32
2.5	Optional Prepayments	33
2.6	Mandatory Prepayments	33
2.7	Call Protection	34
2.8	[Reserved]	34
2.9	Interest Rates and Payment Dates	35
2.10	Computation of Interest and Fees	36
2.11	[Reserved]	36
2.12	Pro Rata Treatment and Payments	36
2.13	Requirements of Law	39
2.14	Taxes	40
2.15	[Reserved]	44
2.16	Change of Lending Office	44
2.17	Substitution of Lenders	45
2.18	Defaulting Lenders	46
2.19	[Reserved	47
2.20	Notes	47
2.21	Incremental Loans	47

SECTION 3 [RESERVED]		49

SECTION 4 REPRESENTATIONS AND WARRANTIES		49

4.1	[Reserved]	49
4.2	No Material Adverse Effect	49
4.3	Existence; Compliance with Law	49
4.4	Power, Authorization; Enforceable Obligations	50
4.5	No Legal Bar	50
4.6	Litigation	51
4.7	No Default	51
4.8	Ownership of Property; Liens; Investments	51
4.9	Intellectual Property	51
4.10	Taxes	51
4.11	Federal Regulations	51
4.12	Labor Matters	52
4.13	ERISA	52

i

4.14	Investment Company Act; Other Regulations	52
4.15	Subsidiaries	52
4.16	Use of Proceeds	53
4.17	Environmental Matters	53
4.18	Accuracy of Information, etc.	53
4.19	Security Documents	54
4.20	Solvency; Voidable Transaction	54
4.21	Regulation H	54
4.22	Insurance	54
4.23	No Casualty	55
4.24	PATRIOT Act; OFAC	55
4.25	Anti-Corruption Laws	55
4.26	Issuance of Securities	55
4.27	No Integration	55
4.28	Capitalization	55
4.29	No General Solicitation	56
4.30	Application of Takeover Protections	56
4.31	Ownership of Securities	56

SECTION 5 CONDITIONS PRECEDENT		56

5.1	Conditions to Initial Borrowing	56
5.2	Conditions to Each Borrowing	59

SECTION 6 AFFIRMATIVE COVENANTS		60

6.1	Financial Statements	60
6.2	Certificates; Reports; Other Information	62
6.3	[Reserved]	62
6.4	Payment of Obligations	63
6.5	Maintenance of Existence; Compliance	63
6.6	Maintenance of Property; Insurance	63
6.7	Inspection of Property; Books and Records; Audits; Discussions	63
6.8	Notices	63
6.9	Environmental Laws	65
6.10	Post-Closing Matters	65
6.11	Quarterly Lender Calls	65
6.12	Additional Collateral, Etc.	65
6.13	[Reserved	67
6.14	Use of Proceeds	68
6.15	[Reserved]	68
6.16	Anti-Corruption Laws	68
6.17	Further Assurances	68
6.18	Legends	68

SECTION 7 NEGATIVE COVENANTS		68

7.1	[Reserved]	68
7.2	Indebtedness	68
7.3	Liens	70
7.4	Fundamental Changes	72

7.5	Disposition of Property	73
7.6	Restricted Payments	74
7.7	Investments	75
7.8	[Reserved]	77
7.9	Optional Payments and Modifications of Certain Preferred Stock	77
7.10	Transactions with Affiliates	77
7.11	Sale Leaseback Transactions	78
7.12	[Reserved].	78
7.13	Accounting Changes	78
7.14	Negative Pledge Clauses	78
7.15	Clauses Restricting Subsidiary Distributions	79
7.16	Lines of Business	79
7.17	Designation of other Indebtedness	79
7.18	[Reserved]	79
7.19	Amendments to Organizational Agreements and Material Contracts	79
7.20	Use of Proceeds	79
7.21	Anti-Terrorism Laws	80

SECTION 8 EVENTS OF DEFAULT		80

8.1	Events of Default	80
8.2	Remedies Upon Event of Default	82
8.3	Application of Funds	83

SECTION 9 THE ADMINISTRATIVE AGENT		84

9.1	Appointment and Authority	84
9.2	Delegation of Duties	85
9.3	Exculpatory Provisions	85
9.4	Reliance by Administrative Agent	86
9.5	Notice of Default	87
9.6	Non-Reliance on Administrative Agent and Other Lenders	87
9.7	Indemnification	88
9.8	Agent in Its Individual Capacity	88
9.9	Successor Administrative Agent	88
9.10	Collateral and Guaranty Matters	89
9.11	Administrative Agent May File Proofs of Claim	91
9.12	Survival	91

SECTION 10 MISCELLANEOUS		91

10.1	Amendments and Waivers	91
10.2	Notices	93
10.3	No Waiver; Cumulative Remedies	95
10.4	Survival of Representations and Warranties	95
10.5	Expenses; Indemnity; Damage Waiver	95
10.6	Successors and Assigns; Participations and Assignments	97
10.7	Adjustments; Set-off	102
10.8	Payments Set Aside	103
10.9	Interest Rate Limitation	103
10.10	Counterparts; Electronic Execution of Assignments	103

10.11	Severability	104
10.12	Integration	104
10.13	GOVERNING LAW	104
10.14	Submission to Jurisdiction; Waivers	104
10.15	Acknowledgements	105
10.16	Treatment of Certain Information; Confidentiality	105
10.17	Patriot Act	106
10.18	Transfer Taxes	106
10.19	Acquisition of Common Stock for Investment	107
10.20	Reliance upon the Borrower’s Representations and Warranties	107
10.21	Short Selling	108

SCHEDULES

Schedule 1.1:	Term Commitments
Schedule 4.4:	Governmental Approvals, Consents, Authorizations, Filings and Notices
Schedule 4.5:	Requirements of Law
Schedule 4.15:	Subsidiaries
Schedule 4.17:	Environmental Matters
Schedule 4.19(a):	Financing Statements and Other Filings
Schedule 6.10:	Post-Closing Matters
Schedule 7.2(d):	Existing Indebtedness
Schedule 7.3(f):	Existing Liens
Schedule 7.7(h)	Existing Investments

EXHIBITS

Exhibit A:	Form of Guarantee and Collateral Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Form of Secretary’s/Managing Member’s Certificate
Exhibit D:	Form of Solvency Certificate
Exhibit E:	Form of Assignment and Assumption
Exhibits F-1 – F-4:	Forms of U.S. Tax Compliance Certificate
Exhibit G:	Form of Intercompany Subordination Agreement
Exhibit H:	Form of Term Loan Note
Exhibit I:	Form of Perfection Certificate
Exhibit J:	Form of Notice of Borrowing
Exhibit K:	Cash/PIK Election Notice
Exhibit L:	Form of Director Indemnification Agreement
Exhibit M:	Form of Registration Rights Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of December 28, 2020, is entered into by and among TOWN SPORTS INTERNATIONAL HOLDINGS, INC. (the “Borrower”), the financial institutions or entities from time to time party to this Agreement (each a “Lender” and, collectively, the “Lenders”), and ALTER DOMUS (US) LLC, as Administrative Agent.

RECITALS:

WHEREAS, the Borrower desires to obtain term loans in an aggregate principal amount of $100,000,000, consisting of (i) Initial Term Loans in an aggregate principal amount of $5,000,000 and (ii) the Delayed Draw Term Loans in an aggregate principal amount of up to $95,000,000, in each case, subject to the terms and conditions set forth herein;

WHEREAS, the Lenders have agreed to extend such term loans to the Borrower subject to the terms and conditions set forth herein;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority Lien (free and clear of all other Liens, subject only to Liens permitted by the Loan Documents) on all of its assets, subject to certain specified exclusions set forth in the Loan Documents;

WHEREAS, each of the Guarantors has agreed to guarantee the Obligations of the Borrower and to secure all of its respective Obligations in respect of such guarantee by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority Lien (free and clear of all other Liens, subject only to Liens permitted by the Loan Documents) on all of its assets, subject to certain specified exclusions set forth in the Loan Documents; and

WHEREAS, in connection with transactions described above, the Borrower intends on the Closing Date to issue to Fitness TSI Fund II LLC, and Fitness TSI Fund II LLC intends to accept from the Borrower, 41,535,483 shares of Common Stock (the “Issued Shares”), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1
DEFINITIONS

1.1          Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accounting Change”: is defined in the definition of “GAAP”.

“Additional Delayed Draw Term Commitments”: is defined in Section 2.1(c).

“Additional Delayed Draw Term Commitment Date”: is defined in Section 2.1(c).

“Additional Delayed Draw Term Lender”: is defined in Section 2.1(c).

“Additional Shares”: is defined in Section 2.1(c).

“Administrative Agent”: Alter Domus (US) LLC, in its capacity as the administrative agent, and collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affected Lender”: is defined in Section 2.17.

“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, neither the Administrative Agent nor the Lenders shall be deemed Affiliates of the Loan Parties solely as a result of the exercise of their rights and remedies under the Loan Documents.

“Agent Parties”: is defined in Section 10.2(e).

“Agreement”: is defined in the preamble hereto.

“All-in-Yield” as to any Term Loans or Incremental Term Loans, the yield payable to all Lenders providing such Term Loans or Incremental Term Loans, as applicable, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Term Loans or Incremental Term Loans) and the All-in-Yield shall not include prepayment fees, prepayment premiums (including the Applicable Premium), arrangement fees, structuring fees, ticking fees, commitment fees, unused line fees, underwriting fees and any amendment or similar fees (regardless of whether paid in whole or in part) payable to the Administrative Agent and not generally to Lenders providing such Term Loans or Incremental Term Loans.

“Anti-Corruption Laws” is defined in Section 4.25.

“Applicable Indebtedness”: is defined in the definition of “Weighted Average Life to Maturity”.

“Applicable Premium”: any Prepayment Premium and/or Make-Whole Premium, as applicable.

“Applicable Rate”: (i) if the Borrower elects the Cash Option, 10.00% per annum and (ii) if the Borrower elects the PIK Option, 12.00% per annum.

“Approved Budget”: the operating and cash flow projections and/or projected statement of sources and uses of cash for the period commencing on the Closing Date and ending on June 30, 2021, in form and substance satisfactory to the Required Lenders; provided that such Approved Budget may be amended, replaced, supplemented or otherwise modified from time to time with the reasonable consent of the Required Lenders.

“Approved Fund”: any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender. Notwithstanding the foregoing, in no event shall any Group Member or any of their respective Affiliates be considered an Approved Fund.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition of property permitted by clauses (a) through (j), (l) and (m) of Section 7.5) that yields Net Cash Proceeds to the Borrower or any Subsidiary thereof (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at Fair Market Value in the case of other non-cash proceeds); provided that any Disposition that yields Net Cash Proceeds to the Borrower or any Subsidiary thereof (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at Fair Market Value in the case of other non-cash proceeds) in an amount equal to or less than $1,000,000 for any individual Disposition and $2,500,000 in the aggregate for all such Dispositions shall not constitute Asset Sale.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form reasonably approved by the Administrative Agent.

“Attributable Indebtedness”: with respect to any Sale Leaseback Transaction permitted by Section 7.11, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale Leaseback Transaction.

“Assumption Agreement”: is defined in the Guarantee and Collateral Agreement.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy.”

“Benefitted Lender”: is defined in Section 10.7(a).

“Blocked Person”: is defined in Section 7.21.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: is defined in the preamble hereto.

“Borrowing”: means the borrowing of a Loan.

“Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: is defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP as in effect on and as of December 31, 2018, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP as in effect on and as of December 31, 2018; provided, that for all purposes hereunder, any obligations of such Person that would have been treated as operating leases in accordance with Accounting Standards Codification 840 (regardless of whether or not then in effect) shall be treated as operating leases for purposes of all financial definitions, calculations and covenants, without giving effect to Accounting Standards Codification 842 requiring operating leases to be recharacterized or treated as capital leases.

“Capital Stock”: with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable or exercisable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Capitalization Date”: is defined in Section 4.28.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; or (i) instruments comparable in credit quality and tenor to those referred to in clauses (a) through (h) above and customarily used by corporations for normal cash management purposes in a jurisdiction outside of the United States, utilized by the Borrower or any foreign Subsidiaries to the extent reasonably required in connection with any business conducted in such jurisdiction.

“Cash Option”: is defined in Section 2.9(a).

“Cash/PIK Election Date”: for any Interest Payment Date, the date that is five (5) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to such Interest Payment Date.

“Cash/PIK Election Notice”: is defined in Section 2.9(a).

“Casualty Event”: any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.

“Certificated Securities”: is defined in Section 4.19(a).

“Chapters 11 Cases”: the voluntary cases of Town Sports International, LLC and certain of its affiliates under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

“Closing Date”: the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders, which date is December 28, 2020.

“Closing Fee”: is defined in Section 2.4(b).

“Code”: the Internal Revenue Code of 1986, as amended from time to time (or any successor statute).

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document.

“Collateral-Related Expenses”: all reasonable, documented out-of-pocket costs and expenses of the Administrative Agent (including the reasonable out-of-pocket fees, charges and disbursements of only one counsel for the Administrative Agent and only one counsel for the Lenders, collectively, one additional local counsel in each jurisdiction and reasonably necessary specialist counsel) paid or incurred in connection with any sale, collection or other realization on the Collateral, and reimbursement for all other reasonable, documented out-of-pocket costs, expenses and liabilities and advances made or incurred by the Administrative Agent in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent under the Security Documents for the account of any Loan Party.

“Collective Bargaining Agreement”: is defined in Section 4.12.

 “Common Stock”: the common stock, par value $ 0.001 per share, of the Borrower.

“Communications”: is defined in Section 10.2(e).

“Company Stock Plan”: the Borrower’s 2006 Stock Incentive Plan, as amended, replaced, supplemented or otherwise modified from time to time.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA”: for any period, with respect to the Borrower and its Subsidiaries, the Consolidated Net Income for such period:

(a)          increased (without duplication of each other and with amounts that are adjusted pursuant to the definition of Consolidated Net Income, and to the extent deducted in determining such Consolidated Net Income for such period, by:

(i)          provision for Taxes based on income, profits or capital of the Borrower and its Subsidiaries, including U.S. federal, state, franchise and similar taxes attributable to such period, and, without duplication, the amount of any Restricted Payments made pursuant to Section 7.6(c)(ii); plus

(ii)          total interest expense (net of interest income to the extent not already included in total interest expense for such period) and, to the extent not reflected in such total interest expense, payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (minus any payments received in respect of such hedging obligations or other derivative instruments), amortization or write-off of debt discount and debt issuance costs and commissions and discounts and other fees and charges (including bank fees, agency fees, fees and charges relating to surety bonds in connection with any financing activities and commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities) associated with Indebtedness (including the Loans); plus

(iii)         depreciation and amortization expense; plus

(iv)         (A) costs and expenses in connection with the transactions contemplated by this Agreement, and (B) any transaction fees, costs and expenses (including upfront fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Loan Documents (including any amendment, waiver or other modification thereof), equity issuances, Investments, Dispositions, recapitalizations, mergers, amalgamations, option buyouts or the incurrence, refinancing or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions; plus

(v)         all non-cash losses, charges and expenses reducing Consolidated Net Income, including any non-cash compensation expense and any write-offs or writedowns (but excluding any write-off or write-down of inventory or accounts receivable, and any such non-cash item to the extent it represents an accrual of or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period); plus

(vi)         all losses (i) upon any sale, abandonment or other disposition of any asset of the Borrower or any Subsidiary of the Borrower that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Borrower) and (ii) from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of the Borrower, assets or properties pending the divestiture or termination thereof); plus

(vii)        realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Subsidiaries; plus

(viii)       all deferred rent expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period; plus

(ix)        the aggregate amount of all cash bonus payments approved by a majority of the board of directors of the Borrower and made by the Borrower and/or its Subsidiaries to certain directors, officers and other employees of the Borrower and/or its Subsidiaries who hold options to purchase Common Stock of the Borrower expensed during such period; plus

(x)         the amount of all charges and expenses incurred during such period in respect of restructurings, store closings, headcount reductions or other similar actions, including severance charges in respect of employee terminations during such period, in an aggregate amount not to exceed 10% of Consolidated EBITDA for such period (calculated before giving effect to any increase in Consolidated EBITDA pursuant to this clause (x)); and

(b)          decreased (without duplication) by, to the extent included in determining Consolidated Net Income for such period, the sum of:

(i)           interest income on cash and Cash Equivalents and other similar securities (except to the extent deducted in determining total interest expense); plus

(ii)         any other non-cash gains or income (other than amounts accrued in the ordinary course of business consistent under accrual-based revenue recognition procedures in accordance with GAAP), excluding any such income that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have not increased Consolidated EBITDA); plus

(iii)         any income or gain realized (i) upon any sale, abandonment or other disposition of any asset of the Borrower or any Subsidiary that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Borrower) or (ii) from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of the Borrower, assets or properties pending the divestiture or termination thereof); plus

(iv)         realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and the Subsidiaries.

“Consolidated Net Income”: with respect to the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(a)         any net income (or loss) of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution or return on investment;

(b)          the cumulative effect of a change in accounting principles to the extent such change is permitted pursuant to Section 7.13; and

(c)        any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development).

“Consolidated Total Debt”: as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, any Indebtedness evidenced by bonds, notes, debentures or similar instruments, obligations in respect of letters of credit solely to the extent of the unreimbursed amounts thereunder, and any Guarantee Obligation of such type that is owed to a Person that is not the Borrower or a Subsidiary, minus the aggregate amount of all Unrestricted Cash at such time.

“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for such period.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement”: any control agreement with respect to any deposit account, securities account or a commodities account, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, entered into among the depository institution at which a Loan Party maintains a Deposit Account, or the securities intermediary at which a Loan Party maintains a Securities Account, such Loan Party, and the Administrative Agent pursuant to which the Administrative Agent obtains “control” (within the meaning of the UCC, or any other applicable law) over such deposit account, securities account or commodities account.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, provisional liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, plan of arrangement, scheme of arrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”: is defined in Section 2.9(b).

“Defaulting Lender”: subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, receiver and manager, interim receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation, or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Draw Funding Date”: is defined in Section 2.1(b).

“Delayed Draw Term Commitment”: the Initial Delayed Draw Term Commitment and the Additional Delayed Draw Term Commitment.

“Delayed Draw Term Commitment Period”: the period from the Closing Date to and including the Delayed Draw Term Commitment Termination Date.

“Delayed Draw Term Commitment Termination Date”: the earliest to occur of (i) the date that is June 29, 2021, (ii) the date on which all Delayed Draw Term Commitments have been funded in one or more Borrowings pursuant to Section 2.1(b), and (iii) the date on which the Obligations hereunder shall be accelerated in accordance with the provisions of this Agreement.

“Delayed Draw Term Loan”: each term loan made by the Lenders to the Borrower pursuant to Section 2.1(b).

“Deposit Account”: any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.

“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanctions.

“Determination Date”: is defined in the definition of “Pro Forma Basis”.

“Director Indemnification Agreements”: indemnification agreements between the Borrower and those individuals appointed to the board of directors of the Borrower pursuant to Section 5.1(m) hereof, substantially in the form of Exhibit L.

“Discharge of Obligations”: subject to Section 10.8, the satisfaction of the Obligations by the payment in full in cash of the principal of and interest on or other liabilities relating to each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans for which no claim has been made), to the extent the aggregate Term Commitments of the Lenders are terminated.

“Disposition”: with respect to any property (including, without limitation, Capital Stock of the Borrower or any of its Subsidiaries), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof (including by merger, allocation of assets, division, consolidation or amalgamation) and any issuance of Capital Stock of each Subsidiary of the Borrower. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institution”: those persons that are competitors of the Borrower and its subsidiaries to the extent identified by name by the Borrower in writing to the Administrative Agent (as reasonably determined by the Borrower) from time to time (including their affiliates that are clearly identifiable solely on the basis of such affiliate’s name or identified by name in writing to the Administrative Agent, in each case, other than bona fide debt Funds); provided that no such identification shall apply retroactively to disqualify any person that has previously acquired an assignment or interest in the Loans to the extent such party was not a Disqualified Institution at the time of the applicable assignment. Notwithstanding anything to the contrary contained in this Agreement, (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and (b) the Borrower (on behalf of itself and the other Loan Parties) and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and that the Administrative Agent shall have no liability with respect to any assignment or participation made to an Disqualified Institution.

 “Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$”: dollars in lawful currency of the United States.

“ECF Percentage”: is defined in Section 2.6(a).

“Election Period”: is defined in Section 2.21(b).

“Eligible Assignee”: any Person that meets the requirements to be an assignee under Section 10.6(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).

“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (to the extent related to exposure to hazardous materials, wastes or substances) or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability”: any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate”: each trade, business or entity (whether or not incorporated) which is, or within the last six years was, a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group”, in each case, with any Group Member within the meaning of Section 414(b), (c), (m) or (n) of the Code, required to be aggregated with any Group Member under Section 414(o) of the Code, or is, or within the last six years was, treated as a single employer or under “common control” with any Group Member, within the meaning of Section 4001 of ERISA.

“ERISA Event”: any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the 30-day notice period has been waived; (b) a withdrawal by any Group Member or any ERISA Affiliate thereof from a Pension Plan, or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (c) the withdrawal of any Group Member or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Group Member or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of liability on any Group Member or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (f) the failure by any Group Member or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (g) the determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or any Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (i) an application for a funding waiver under Section 302 of ERISA or Section 412 of the Code or an extension of any amortization period pursuant to Section 303 of ERISA or Section 430 of the Code with respect to any Pension Plan; or (j) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Group Member or any ERISA Affiliate thereof, in either case pursuant to Section 303(k) or 4068 of ERISA or to Section 430(k) of the Code.

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year, an amount equal to the excess of, without duplication:

(a)          Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for such period; minus

(b)          the sum, without duplication (in each case, for the Borrower and its Subsidiaries on a consolidated basis), of:

(i)          repayments, prepayments, repurchases, redemptions and other cash payments made with respect to the principal of any Indebtedness (including principal representing capitalized interest) or the principal component of any Capital Lease Obligations of such Person or any of its Subsidiaries during such period (excluding (A) repayments and prepayments of Indebtedness deducted from the amount of Loans required to be prepaid pursuant to Section 2.9(b) and (B) voluntary and mandatory prepayments of Loans, but including all fee, premium, make-whole or penalty payments paid in cash (to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments are not otherwise prohibited under this Agreement) and all repayments with respect to revolving Indebtedness to the extent accompanied by a corresponding reduction in commitments); provided that, with respect to any mandatory prepayment of Indebtedness (other than, for the avoidance of doubt, the Loans), such prepayments shall only be deducted pursuant to this clause (i) to the extent not deducted in the computation of net proceeds in respect of the asset disposition or condemnation giving rise thereto; minus

(ii)          cash payments made by such Person or any of its Subsidiaries during such period in respect of Taxes, to the extent such payments exceed the amount of tax expense deducted in calculating such Consolidated Net Income; minus

(iii)         all cash payments and other cash expenditures made by such Person or any of its Subsidiaries during such period in respect of Investments (excluding any Investments in cash or Cash Equivalents) made pursuant to Section 7.7; minus

(iv)         all cash payments and other cash expenditures made by such Person or any of its Subsidiaries during such period that were not expensed during such period in accordance with GAAP; minus

(v)          all non-cash credits included in calculating such Consolidated Net Income; minus

(vi)        an amount equal to the sum of the increase in the Working Capital of such Person during such Fiscal Year (measured as the excess, if any, of Working Capital at the end of such fiscal year minus Working Capital at the beginning of such Fiscal Year), if any; minus

(vii)        to the extent not deducted in arriving at Consolidated Net Income, cash fees, expenses and purchase price adjustments incurred in connection with the Transactions, any acquisition consummated after the Closing Date, any Restricted Payment permitted under Section 7.6, any Investment permitted under Section 7.7, equity issuance or debt issuance, disposition, repayment of indebtedness, refinancing transactions (including amendments) (whether or not consummated) and any Restricted Payment made to pay any of the foregoing incurred by the Borrower; minus

(viii)       the amount of cash payments made in respect of pensions and other postemployment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income; minus

(ix)        cash payments made by such Person or any of its Subsidiaries during such period in respect of items for which an accrual or reserve was established in a prior period, in each case to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income; plus

(x)          all non-cash charges, losses and expenses (including, without limitation, Taxes) of such Person or any of its Subsidiaries that were deducted in calculating such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period); plus

(xi)        an amount equal to the decrease in Working Capital of such Person during such period (measured as the excess, if any, of Working Capital at the beginning of such Fiscal Year minus Working Capital at the end of such Fiscal Year), if any, (other than any such decreases contemplated by this clause (xi) that are directly attributable to dispositions of a Person or business unit by the Borrower and the Subsidiaries during such period); plus

(xii)        all amounts referred to in clauses (i), (iii) and (vii) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness or the sale or issuance of Capital Stock.

 “Excluded Assets”: is defined in the Guarantee and Collateral Agreement.

“Excluded Equity”: is defined in the Guarantee and Collateral Agreement.

“Excluded Subsidiary”: any Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Guarantor for so long as (i) such Subsidiary remains a non-wholly owned Subsidiary, (ii) such Subsidiary has established (or will have established within the time periods set forth in Section 6.12) intercompany cash management arrangements reasonably satisfactory to the Required Lenders, and (iii) such Subsidiary is prohibited by the applicable organizational documents from guaranteeing the Obligations or granting Liens to secure the Obligations (or would require the consent or approval of any other unaffiliated third party to do so); provided that the Borrower or the applicable Subsidiary is prohibited from unilaterally amending the terms thereof, and the Borrower or the applicable Subsidiary has failed to obtain such consent or approval to amend the terms thereof to permit such guarantee or grant after using its commercially reasonable efforts); provided that notwithstanding anything to the contrary herein, in the event that any Subsidiary that is a wholly owned Subsidiary on the Closing Date becomes a non-wholly owned Subsidiary after the Closing Date as a result of (i) the sale of Capital Stock to a Person or (ii) issuance of Capital Stock by such Subsidiary, in each case for the sole purpose of making such wholly-owned Subsidiary an Excluded Subsidiary and not for business purposes in the ordinary course of business, such Subsidiary will remain a Guarantor notwithstanding its status as a non-wholly owned Subsidiary.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized or incorporated under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Term Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Fair Market Value”: means, with respect to any asset or property, the price that would be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the senior management of the Borrower, whose determination will be conclusive for all purposes under the Loan Documents).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: the Fee Letter, dated as of the date hereof, by and between the Borrower and the Administrative Agent.

“Fiscal Quarter”: each fiscal quarter of the Borrower and its Subsidiaries ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year”: each fiscal year of the Borrower and its Subsidiaries ending on December 31 of each year.

“Foreign Lender”: (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funding Office”: the account of the Administrative Agent as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Administrative Agent, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: the government of the United States of America, or any other nation, or of any political subdivision thereof, whether state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government , and any group or body charged with setting accounting or regulatory capital rules or standards (including any successor or similar authority to any of the foregoing).

“Grantor”: has the meaning defined in the Guarantee and Collateral Agreement.

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: a collective reference to (i) the Borrower and each Subsidiary of the Borrower that is party to the Guarantee and Collateral Agreement on the Closing Date; (ii) each Subsidiary of the Borrower which has become a Guarantor pursuant to the requirements of Section 6.12 hereof and/or the Guarantee and Collateral Agreement.

“Immaterial Subsidiary”:  at any date of determination, any Subsidiary of any Loan Party designated as such by the Borrower in writing and which as of such date (a) holds assets representing 5.0% or less of the Borrower’s consolidated total assets as of such date (determined in accordance with GAAP), and (b) has generated less than 5.0% of the Borrower’s consolidated total revenues determined in accordance with GAAP for the four Fiscal Quarter period ending on the last day of the most recent period for which financial statements have been delivered or required to be delivered after the Closing Date pursuant to Section 6.1(b); provided that (i) all Subsidiaries that are individually “Immaterial Subsidiaries” shall not have aggregate consolidated total assets that would represent 5.0% or more of the Borrower’s consolidated total assets as of such date or have generated 5.0% or more of the Borrower’s consolidated total revenues for such four Fiscal Quarter period, in each case determined in accordance with GAAP and (ii) no Immaterial Subsidiary shall own any Intellectual Property or any real property that, in each case, is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole.  As of the Closing Date, no Subsidiary of the Borrower is an Immaterial Subsidiary.

“Increase Effective Date”: is defined in Section 2.21(c).

“Incremental Request Notice”: is defined in Section 2.21(a).

“Incremental Term Loan”: is defined in Section 2.21(a).

“Incurred”: is defined in the definition of “Pro Forma Basis”.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business not more than one hundred twenty (120) days overdue (except where the amount thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member), and (ii) earnout obligations, except to the extent such earnout obligations is a liability on the balance sheet in accordance with GAAP or is due and payable), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Capital Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, “Indebtedness” shall exclude all operating leases and any Attributable Indebtedness or any other lease obligation resulting from any Sale Leaseback Transaction permitted pursuant to Section 7.11.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”: is defined in Section 10.5(b).

“Initial Delayed Draw Term Commitment”: with respect to any Lender, the commitment of such Lender to make a Delayed Draw Term Loan on a Delayed Draw Funding Date at any time during the Delayed Draw Term Commitment Period.  The aggregate principal amount of the Initial Delayed Draw Term Commitments as of the Closing Date is $95,000,000.  The principal amount of each Lender’s Initial Delayed Draw Term Commitment as of the Closing Date is set forth on Schedule 1.1.

“Initial Term Commitment”: with respect to any Lender, the commitment of such Lender to make an Initial Term Loan on the Closing Date.  The aggregate principal amount of the Initial Term Commitments as of the Closing Date is $5,000,000.  The principal amount of each Lender’s Initial Term Commitment as of the Closing Date is set forth on Schedule 1.1.

“Initial Term Loans”: the term loans made by the Lenders to the Borrower pursuant to Section 2.1(a).

“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under  federal, state or foreign law or any other applicable jurisdiction, including any Debtor Relief Law.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement”: an intellectual property security agreement entered into between a Loan Party and the Administrative Agent pursuant to the terms of the Guarantee and Collateral Agreement in form and substance satisfactory to the Borrower and the Administrative Agent, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 6.12, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Intercompany Subordination Agreement”: the intercompany subordination agreement substantially in the form of Exhibit G.

“Interest Payment Date”: as to any Loan, (a) the last Business Day of each Fiscal Quarter to occur while such Loan is outstanding and (b) the date of any repayment or prepayment made in respect thereof, including the Term Loan Maturity Date.

“Inventory”: all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”: is defined in Section 7.7.

“IRS”: the U.S. Internal Revenue Service, or any successor thereto.

“Issued Shares”: is defined in the Recitals hereto.

“KLIM”: Kennedy Lewis Investment Management LLC and its Affiliates and/or certain funds, accounts or clients managed, advised or sub-advised by Kennedy Lewis Investment Management LLC or its Affiliates, as the context may require, other than, in each case, any operating or portfolio company of the foregoing.

“Lenders”: is defined in the preamble hereto.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: a Term Loan or an Incremental Term Loan (or a portion of any Term Loan or Incremental Term Loan), individually or collectively as appropriate.

“Loan Documents”: this Agreement, each Security Document, each other guarantee executed by any Guarantor as required under Section 6.12 hereof or the other Loan Documents, each Term Loan Note, the Fee Letter, each Assignment and Assumption, each Compliance Certificate, each Notice of Borrowing, the Solvency Certificate, the Perfection Certificate, each subordination or intercreditor agreement, the Intercompany Subordination Agreement, each other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document” and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Party”: each Group Member that is, or is required to become, a party to a Loan Document as a “Borrower” or a “Guarantor”.  For the avoidance of doubt, no Excluded Subsidiary shall be a Loan Party.

“Make-Whole Premium”: an amount equal to the excess, if any, of (a) the sum of (i) 110% of the principal amount of the Loans being repaid, prepaid or that has become or is declared accelerated pursuant to Section 8.2 or otherwise, or in respect of which such claim in an Insolvency Proceeding has arisen, plus (ii) the present value of all required payments of interest on such Loans being prepaid, repaid or that has become or is declared accelerated, from the Settlement Date through the second anniversary of the Closing Date (excluding accrued and unpaid interest to the Settlement Date), which present value shall be calculated using a discount rate equal to the Treasury Rate plus 50 basis points (excluding accrued but unpaid interest to the date of such repayment, prepayment or acceleration), over (b) the principal amount of such Loans being prepaid, repaid or accelerated as of the day of determination; provided that, in no case shall the Make-Whole Premium be less than zero.  For the avoidance of doubt, such amount shall be payable whether before or after an Event of Default or acceleration of the Loans.

“Material Adverse Effect”: any event, circumstance or condition that has had or would reasonably be expected to have a materially adverse effect on (a) the business, operations, assets, liabilities or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document (other than as a result of the action or inaction of the Administrative Agent or any Lender); or (c) the ability of the Borrower and the Loan Parties taken as a whole to perform its respective obligations under any Loan Document to which it is a party; provided that in determining whether a “Material Adverse Effect” has occurred or exists under clause (a) hereof, (i) the commencement and continuation of the Chapter 11 Cases and the events and circumstances giving rise thereto or resulting therefrom, (ii) the failure by the Borrower and its Subsidiaries to timely file or furnish to the SEC reports, schedules, forms, statements and other documents pursuant to any Requirement of Law or (iii) the impacts of COVID-19, in each case, on the business, operations, assets, liabilities or financial condition of the Borrower and its Subsidiaries, will be disregarded.

“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls or urea-formaldehyde insulation.

“Maximum Rate”: is defined in Section 10.9.

“MFN Protection”: is defined in Section 2.21(g).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties as to which, pursuant to Section 6.12(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Borrower and the Administrative Agent.

“Multiemployer Plan”: a “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) to which any Group Member or any ERISA Affiliate thereof makes, is making, or is obligated or has any liability.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, in each case, by any Person or any of its Subsidiaries, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, investment banking and other similar fees, accountants’ fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred in connection therewith, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary costs, fees and expenses actually incurred in connection therewith and net of taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by the Borrower or any Guarantor in connection therewith, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking and other similar fees, accountants’ fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred in connection therewith.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Notice of Borrowing”: a notice substantially in the form of Exhibit J.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent and any other Lender under any Loan Document, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, whether on account of principal, interest, any premium (including, without limitation, the Prepayment Premium and the Make-Whole Premium), reimbursement obligations, payment obligations, fees, indemnities, costs and expenses (including all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent or any other Lender to the extent reimbursable under Section 10.5). For the avoidance of doubt, the Obligations shall not include any obligations arising under any warrants or other equity instruments issued by any Loan Party to any Lender.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.

“Operating Documents”: for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation, amalgamation or continuance (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation, its articles and bylaws (or equivalent thereof) or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Participant”: is defined in Section 10.6(d).

“Participant Register”: is defined in Section 10.6(d).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC”: the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (x) that is or was, within the past six years, maintained or sponsored by any Group Member or any ERISA Affiliate thereof or to which any Group Member or any ERISA Affiliate thereof makes, or is obligated to make contributions, or has made, or was obligated to make, contributions, within the past six years, and (y) that is or was, within the past six years, subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Perfection Certificate”: the Perfection Certificate to be executed and delivered by the Borrower pursuant to Section 5.1, substantially in the form of Exhibit I, together with supplements and updates to such Perfection Certificate pursuant to Section 5.25 of the Guarantee and Collateral Agreement.

“Permitted Acquisition”: is defined in Section 7.7(k).

“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Option”: is defined in Section 2.9(a).

“PIK Interest”: is defined in Section 2.9(a).

“Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan which is or was, within the past six years, maintained or sponsored by any Group Member or any Subsidiary thereof or to which any Group Member or any Subsidiary thereof makes, or is obligated to make contributions or made, or was obligated to make, contributions, within the past six years.

“Platform”: is any of Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pledge Supplement”: is defined in the Guarantee and Collateral Agreement.

“Pledged Stock”: has the meaning defined in the Guarantee and Collateral Agreement.

“Preferred Stock”: is defined in Section 4.28.

“Prepayment Date”: is defined in Section 2.6(d).

“Prepayment Premium”: (i) on and after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date an amount equal to 10.0% of the principal amount of the Loans being repaid or prepaid, (ii) on and after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, an amount equal to 5.0% of the principal amount of the Loans being repaid or prepaid, and (iii) on and after the fourth anniversary of the Closing Date, 0.0%.  For the avoidance of doubt, such amount shall be payable whether before or after an Event of Default or acceleration of the Loans.

“Pro Forma Basis”: with respect to any calculation or determination for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”):

(a)          pro forma effect will be given to any Indebtedness incurred by the  Borrower or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary (“Incurred”)) after the beginning of the applicable period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of such period; and

(b)          pro forma effect will be given to: (A) the acquisition or disposition of companies, divisions or lines of businesses by the Borrower and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (B) the discontinuation of any discontinued operations; in each case of clauses (A) and (B), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of the Borrower in accordance with Regulation S-X under the Securities Act based upon the most recent four full Fiscal Quarters for which the relevant financial information is available.

“Projections”: is defined in Section 6.2(c).

“Properties”: is defined in Section 4.17(a).

“PW Partners”: PW Partners Capital Management LLC.

“Recipient”: the (a) Administrative Agent or (b) any Lender, as applicable.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Subsidiary thereof that yields Net Cash Proceeds to the Borrower or any Subsidiary thereof in excess of $1,000,000 individually and $2,500,00 in the aggregate.

“Register”: is defined in Section 10.6(c).

“Registration Rights Agreement”: a registration rights agreement by and between the Borrower, Fitness TSI, LLC and Fitness TSI Fund II LLC substantially in the form of Exhibit M.

 “Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date”: is defined in Section 9.9(b).

“Replacement Lender”: is defined in Section 2.17.

“Required Lenders”: at any time, Lenders who hold more than 50% of the sum of the aggregate unpaid principal amount of the Loans then outstanding and unused Term Commitment of all Lenders; provided that the outstanding principal amount of the Loans or unused Term Commitments held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that, notwithstanding anything to the contrary herein, KLIM shall constitute the Required Lenders so long as, at such time, KLIM holds more than 35% of sum of the aggregate unpaid principal amount of the Loans then outstanding and unused Term Commitments of all Lenders.

“Requirement of Law”: as to any Person, the Operating Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date”: is defined in Section 9.9(a).

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, controller or comptroller of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, assistant treasurer, controller or comptroller of the Borrower.

“Restricted Payments”: is defined in Section 7.6.

“Restricted Stock”: Common Stock (including performance-based vesting) subject to vesting and awarded or granted pursuant to or contemplated by the Company Stock Plan.

“S&P”: Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Group Member sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanction(s)”: any economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the United States Government (including those administered by OFAC and the U.S. Department of State), (b) the United Nations Security Council, or (c) any other relevant sanctions authority.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Administrative Agent and the Lenders and each of their respective successors and assignees.

“Securities Account”: any “securities account” as defined in the UCC (or any other applicable law) with such additions to such term as may hereafter be made.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”: the collective reference to (a) the Guarantee and Collateral Agreement, (b) the Mortgages, (c) each Intellectual Property Security Agreement, (d) each Control Agreement, (e) all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, (f) each Pledge Supplement (as defined in the Guarantee and Collateral Agreement), (g) each Assumption Agreement (as defined in the Guarantee and Collateral Agreement), and (h) all financing statements, fixture filings, Patent, Trademark and Copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant to any of the foregoing.

“Settlement Date”: the date on which any Term Loans are repaid, prepaid or have become or are declared accelerated pursuant to Section 8 or otherwise or that have become due and payable pursuant to this Agreement.

“Solvency Certificate”: the Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent pursuant to Section 5.1, which Solvency Certificate shall be in substantially the form of Exhibit D.

“Solvent”: when used with respect to any Person, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person, as of such date, exceeds the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, (b) the “present fair saleable value” of the assets of such Person, as of such date, is greater than the amount that is required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person does not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person has not incurred and does not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Surety Indebtedness”: as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf of any Loan Party or its respective Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by such Loan Party or any such Subsidiary.

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: the Initial Term Commitment and the Delayed Draw Term Commitment or the Incremental Term Commitment, as applicable, as may be modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.6(b).

“Term Loans”: the Initial Term Loan, the Delayed Draw Term Loan, the Closing Fee added to the principal amount of the Term Loans on the Closing Date, and the amount of any PIK Interest added to the principal amount of Term Loans pursuant to Section 2.9 or otherwise.

“Term Loan Maturity Date”: (i) with respect to the Term Loans, the date that is the fifth anniversary of the Closing Date, (ii) with respect to any Incremental Term Loans the final maturity date as specified in the applicable documentation with respect to such Incremental Term Loans in accordance with Section 2.21 and (iii) the date on which the Obligations hereunder shall be accelerated in accordance with the provisions of this Agreement; provided, in the case of clauses (i) and (ii), that if such day is not a Business Day, the applicable Term Loan Maturity Date shall be the Business Day immediately prior to such day.

“Term Loan Note”: a promissory note in the form of Exhibit H, as it may be amended, supplemented or otherwise modified from time to time.

 “Transaction Documents”: the Loan Documents, the Registration Rights Agreement, the Director Indemnification Agreement and any other agreements or documents of the Borrower required in connection with the issuance of Common Stock pursuant to this Agreement.

“Treasury Rate”: means, as of any date of determination, the rate (expressed as a percentage per annum and rounded up to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on the Federal Reserve Statistical Release H. 15 (519) under the heading “U.S. Government Securities – Treasury Constant Maturities” (or the successor thereto) as of 11:00 a.m., New York City time, on such date.

 “Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“Union”: is defined in Section 4.12.

“United States” and “U.S.”: the United States of America.

“Unrestricted Cash”: cash and Cash Equivalents of the Borrower and its Subsidiaries, other than cash and Cash Equivalents listed as “Restricted” (or any like caption) on the balance sheet of any such Person (other than in respect of the Obligations).

 “U.S. Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: is defined in Section 2.14(f)(ii)(3).

“Weighted Average Life to Maturity”: when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing: (a) the sum of the products of the number of years (calculated to the nearest one-twenty-fifth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock, multiplied by the amount of such payment, by (b) the sum of all such payments; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being refinanced (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable refinancing will be disregarded.

“Working Capital” means, at any date of determination thereof, at any date, (a) all amounts (that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, less (b) cash and Cash Equivalents, as reported on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, less (c) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries on such date, but excluding, without duplication, the current portion of any Indebtedness (other than subordinated Indebtedness) or other long-term liabilities.

“Withholding Agent”: as applicable, any of any applicable Loan Party and the Administrative Agent, as the context may require.

1.2          Other Definitional Provisions.

(a)          Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower or any Subsidiary thereof not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to a given time of day shall, unless otherwise specified, be deemed to refer to New York City time, and (vi) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time.

(c)          The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, and (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

1.3         Rounding; Certain Baskets. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.4         Currency Generally. Except as otherwise expressly provided herein, for purposes of any determination under any provision of any Loan Document requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars,  will be converted to Dollars by the Administrative Agent in its reasonable discretion.

1.5        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2
AMOUNT AND TERMS OF TERM COMMITMENTS

2.1         Term Commitments.

(a)          Initial Term Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make an Initial Term Loan to the Borrower on the Closing Date in a principal amount equal to its Initial Term Commitment.  Once repaid, whether such payment is voluntary or required, the Initial Term Loans may not be reborrowed.

(b)         Delayed Draw Term Loans.  Subject to the terms and conditions hereof, upon Borrower’s written request, at any time and from time to time during the Delayed Draw Term Commitment Period, each Lender severally agrees to make to the Borrower on the applicable Borrowing Date (each, a “Delayed Draw Funding Date”) a Delayed Draw Term Loan in the aggregate principal amount set forth in the applicable Notice of Borrowing delivered pursuant to Section 2.2 (but not to exceed such Lender’s unfunded Delayed Draw Term Commitment as of such date immediately prior to giving effect to such Borrowing). Once repaid, whether such payment is voluntary or required, the Delayed Draw Term Loans may not be reborrowed.

(c)         Additional Delayed Draw Term Commitments.  Subject to the terms and conditions hereof, the Borrower agrees to obtain one-time additional Delayed Draw Term Commitments in an aggregate principal amount not to exceed $10,000,000 (the “Additional Delayed Draw Term Commitments”) on or prior to January 29, 2021 from PW Partners (in such capacity, the “Additional Delayed Draw Term Lender”).  If, on or prior to January 29, 2021, the Additional Delayed Draw Term Lender provides a written notice (which may be by e-mail) to the Borrower and the Administrative Agent that it has elected to provide the Additional Delayed Draw Term Commitments, the Borrower and the Administrative Agent hereby agree to promptly (but in any event within five (5) Business Days (or such longer period reasonably acceptable to the Borrower, the Administrative Agent and the Additional Delayed Draw Term Lender)) increase the Delayed Draw Term Commitment in an aggregate principal amount equal to such Additional Delayed Draw Term Commitment pursuant to an amendment in form and substance reasonably satisfactory to the Borrower and the Administrative Agent (the date of such amendment, the “Additional Delayed Draw Term Commitment Date”); provided that (i) the Borrower shall pay to the Administrative Agent, for the account of the Additional Delayed Draw Term Lender, a closing fee equal to 10% of its Additional Delayed Draw Term Commitment on the Additional Delayed Draw Term Commitment Date (it being understood and agreed by the parties hereto that (x) automatically and without further action by any Person, such fee shall be added to the principal amount of the Term Loans on the Additional Delayed Draw Term Commitment Date and shall be deemed to have been paid on the Additional Delayed Draw Term Commitment Date and (y) such fee shall bear interest as set forth in Section 2.9(c)), (ii) such amendment shall not require the consent of any other Lender (including the Additional Delayed Draw Term Lender), (iii) such Additional Delayed Draw Term Commitments shall be recorded by the Administrative Agent in the Register and shall be subject to the requirements set forth in Section 10.6(c), (iv) the Additional Delayed Draw Term Lender shall have delivered to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request together with organizational documents, a duly executed IRS Form W-9 or such other applicable IRS Form, other information requested by the Administrative Agent that may be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, and (v) the Borrower shall issue to the Additional Delayed Draw Term Lender on the Additional Delayed Draw Term Commitment Date, in book-entry form and on terms identical to the Issued Shares, shares of Common Stock (the “Additional Shares”) in an amount equal to the product of (x) 4,153,548, multiplied by (y) the percentage of the Additional Delayed Draw Term Commitments divided by $10,000,000; provided, further, that if the amount of Additional Shares issuable to the Additional Delayed Draw Term Lender would result in the Additional Delayed Draw Term Lender receiving a fractional share of Common Stock, then the amount of Additional Shares issuable to the Additional Delayed Draw Term Lender shall be rounded up to the nearest whole share of Common Stock.  PW Partners is an intended express third party beneficiary of this Section 2.1(c) and shall be entitled to specifically enforce this Section 2.1(c) against the Borrower.

(d)          Notwithstanding anything to the contrary contained herein (and without affecting any other provisions hereof), the Borrower and the Lenders hereby agree that any or all of the fees due and payable on the applicable Borrowing Date may be effected in the form of original issue discount with respect to the Initial Term Loans or the Delayed Draw Term Loans, as applicable.

2.2        Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to (x) noon one (1) Business Day prior to the Closing Date (or such shorter period as reasonably approved by the Administrative Agent) or (y) noon on the eleventh (11th) Business Day prior to the applicable Delayed Draw Funding Date (or such shorter period as approved by the Administrative Agent)), in each case, requesting that the Lenders make the Initial Term Loans on the Closing Date or the Delayed Draw Term Loans on the applicable Delayed Draw Funding Date, as applicable, and specifying the amount to be borrowed; provided that each borrowing of Delayed Draw Term Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of such Notice of Borrowing, the Administrative Agent shall promptly notify each Lender thereof.  Not later than 2:00 P.M. on the applicable Borrowing Date each Lender shall make available to the Administrative Agent an amount in immediately available funds in the amount requested in the applicable Notice of Borrowing and, upon receipt of all requested funds by the Administrative Agent, the Administrative Agent shall wire all such funds to the Borrower in immediately available funds in accordance with the directions set forth in the Notice of Borrowing (and any flow of funds attached thereto); provided, however, that the Borrower may request in the Notice of Borrowing that Lenders fund their Loans directly to the Borrower on the requested Borrowing Date and, unless the Borrower has delivered a written notice (which may be by email) by not later than 12:00 P.M. on the succeeding Business Day stating that a Lender has not funded its Loan, the Administrative Agent may deem all such Loans funded by the Lenders and make the appropriate recordation of such Loans in the Register.

2.3         Repayment of Term Loans. To the extent not previously paid, all Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

2.4         Fees.

(a)          The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein. All such fees shall be fully earned on the date paid or the Closing Date, as applicable, and nonrefundable.

(b)          The Borrower shall have paid to the Administrative Agent, for the account of each Lender, a closing fee (the “Closing Fee”) equal to $10,000,000, representing 10.0% of the Term Commitments as of the Closing Date held by each of the Lenders party hereto on the Closing Date (it being understood and agreed by the parties hereto that, automatically and without further action by any Person, the Closing Fee shall be added to the principal amount of the Term Loans on the Closing Date and shall be deemed to have been paid on the Closing Date).  For the avoidance of doubt, the Closing Fee shall bear interest as set forth in Section 2.9(c).

2.5         Optional Prepayments. Subject to the payment of the amounts described in Section 2.7, the Borrower may at any time prepay the Loans, in whole or in part, upon irrevocable written notice delivered to the Administrative Agent no later than noon one (1) Business Day prior thereto, which notice shall specify the date and amount of the proposed prepayment; provided that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a financing or acquisition, such notice of prepayment may be revoked if the financing or acquisition is not consummated. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of the Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Amounts to be applied in connection with prepayments made pursuant to this Section 2.5 shall be applied on a pro rata basis in accordance with Section 2.12(b).

2.6         Mandatory Prepayments.

(a)          Within five (5) Business Days after financial statements have been delivered or required to be delivered pursuant to Section 6.1(a), commencing with the fiscal year ended December 31, 2021, if, and solely to the extent, Excess Cash Flow for any Fiscal Year exceeds $1,000,000, the Borrower shall prepay, or cause to be prepaid, an aggregate principal amount of Loans equal to 50% of Excess Cash Flow (the “ECF Percentage”), if any, for the fiscal year covered by such financial statements; provided, that the ECF Percentage shall be reduced to 25% when the Consolidated Total Leverage Ratio as of the last date of the applicable fiscal year is less than or equal to 4.00 to 1.00 and shall be reduced to 0% when the Consolidated Total Leverage Ratio as of the last date of the applicable fiscal year is less than or equal to 3.50 to 1.00.

(b)          Subject to the payment of the amounts described in Section 2.7, if any Indebtedness shall be incurred by the Borrower or any Subsidiary thereof (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Loans and other amounts as set forth in Section 2.6(d).

(c)          If on any date the Borrower or any Subsidiary thereof shall receive Net Cash Proceeds from any Asset Sale (excluding an Asset Sale constituting the issuance of Capital Stock issued by the Borrower) or Recovery Event, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied, within five (5) Business Days of receiving such proceeds, to the prepayment of the Loans and other amounts as set forth in Section 2.6(d); provided that if the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer to the effect that the Loan Parties intend to apply such Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within three hundred sixty-five (365) days after receipt of such Net Cash Proceeds (or if the Borrower or any Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within three hundred sixty-five (365) days following receipt thereof, within one hundred eighty (180) days following the expiration of such three hundred sixty-five (365) day period), to acquire (or replace or rebuild) assets (excluding cash or Cash Equivalents) to be used in the business of the Borrower and its Subsidiaries, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds specified in such certificate; provided further that to the extent of any such Net Cash Proceeds that have not been so applied by the end of such period (or such later period reasonably agreed to in writing (which may be by e-mail) by the Required Lenders), a prepayment shall be required at such time in an amount equal to such Net Cash Proceeds that have not been so applied.

(d)          Amounts to be applied in connection with prepayments made pursuant to this Section 2.6 shall be applied to the Loans in the manner specified by the Borrower in the applicable prepayment notice, in each case, in accordance with Section 2.12(b); provided, that in the absence of any direction provided by Borrower, Section 2.12(b) shall control for the application of such prepayment. Each prepayment of the Loans under this Section 2.6 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.  The Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall promptly notify each Lender) (i) a notice of each prepayment of the Loans in whole or in part pursuant to this Section 2.6 by noon not less than three (3) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to the date such prepayment shall be made (each, a “Prepayment Date”). Such notice shall set forth (x) the Prepayment Date, (y) the aggregate amount of such prepayment and (z) the applicable clause under this Section 2.6 that such prepayment relates to, and (ii) a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the amount of such prepayment.

2.7        Call Protection. Notwithstanding anything to the contrary herein or in any other Loan Document, no amount of outstanding Loans shall be prepaid or repaid by the Borrower pursuant to Section 2.5, Section 2.6(b) (which for the avoidance of doubt, shall include any prepayment by way of refinancing with any Incremental Term Loans), or in connection with any replacement of a Lender pursuant to Section 2.17(b), in each case, unless the Borrower pays (or causes to be paid) to the Administrative Agent, for the ratable benefit of each applicable Lender: (i) during the period commencing on the Closing Date and ending on the day immediately prior to the second anniversary of the Closing Date, the Make-Whole Premium, and (ii) during the period commencing on the second anniversary of the Closing Date and ending on the day immediately prior to the fourth anniversary of the Closing Date, the Prepayment Premium (as applicable).

2.8         [Reserved].

2.9         Interest Rates and Payment Dates.

(a)         Subject to the provisions of Section 2.9(b), each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Applicable Rate. The Borrower shall, by delivering a written notice substantially in the form of Exhibit K (a “Cash/PIK Election Notice”) to the Administrative Agent on or prior to the Cash/PIK Election Date, elect whether interest payments for the applicable interest period shall be paid in cash (such election, the “Cash Option”) or paid in kind and capitalized by increasing the outstanding principal amount of the Loans by the amount of such interest payment (such election, the “PIK Option”); provided that if the Borrower fails to deliver a Cash/PIK Election Notice by the Cash/PIK Election Date, the Borrower shall be deemed to have elected the PIK Option for the applicable Interest Payment Date.  The Administrative Agent shall promptly notify each Lender of the Borrower’s election.  If the Borrower elects the Cash Option, all interest payments with respect to the Loans for the applicable Fiscal Quarter shall be paid in cash on the applicable Interest Payment Date in accordance with Section 2.9(c).  If the Borrower elects the PIK Option (or is deemed to elect the PIK Option), all interest payments with respect to the Loans for the applicable Fiscal Quarter shall be paid in kind at the Applicable Rate (the amount of such interest paid in kind, together with any interest thereon, collectively, the “PIK Interest”) and capitalized by increasing the outstanding principal amount of the Loans by such amount on the applicable Interest Payment Date in accordance with Section 2.9(c). Any capitalized amounts shall thereafter bear interest in accordance with this Section 2.9.  With respect to the initial Interest Payment Date following the Closing Date, the Borrower shall be deemed to have elected the PIK Option.

(b)          During the continuance of an Event of Default, (i) at the request of the Required Lenders, in the case of all outstanding Loans not paid when due (whether at the stated maturity, by acceleration or otherwise), such outstanding Loans not paid when due (whether at the stated maturity, by acceleration or otherwise) shall bear interest at a rate per annum equal to the Applicable Rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.9, plus 2% and (ii) all other overdue amounts shall bear interest at a rate per annum equal to the Applicable Rate that would be applicable thereto pursuant to the foregoing provisions of this Section 2.9 (the “Default Rate”) to the fullest extent permitted by applicable laws, and shall be due and payable in cash upon demand; provided that the Default Rate shall apply to all such outstanding Loans not paid when due (whether at the stated maturity, by acceleration or otherwise) and all such other overdue amounts automatically and without any Required Lender consent therefor upon the occurrence and during the continuance of any Event of Default arising under Section 8.1(f).

(c)          Interest on each Loan shall be due and payable in arrears (or compounded, as applicable) on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that, notwithstanding anything to the contrary herein, with respect to the Closing Fee added to the principal amount of the Loans on the Closing Date pursuant to Section 2.4(b), no interest shall accrue thereon until the second anniversary of the Closing Date (it being understood and agreed that interest on the Closing Fee shall accrue commencing on the second anniversary of the Closing Date at the Applicable Rate in accordance with this Section 2.9). PIK Interest shall accrue and be capitalized and added to the outstanding principal balance of the Loans on each Interest Payment Date.  From and after each applicable Interest Payment Date, the outstanding principal amount of the Loans shall without further action by any party hereto be deemed to be increased by the aggregate amount of PIK Interest so capitalized and added to the Loans in accordance with the immediately preceding sentence, whereupon such amount of PIK Interest so capitalized and added shall also accrue interest in accordance with the terms of this Section 2.9.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.  Interest at the Default Rate shall be payable on demand.

2.10       Computation of Interest and Fees.

(a)          Interest and fees payable pursuant hereto shall be calculated on the basis of three hundred sixty (360) day year (as applicable) for the actual days elapsed.  Subject to Section 2.9(c), interest shall accrue on the outstanding principal amount of each Term Loan from and including the date that each such Term Loan is made to but excluding the date that such outstanding principal amount is paid.

(b)          Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

2.11       [Reserved].

2.12       Pro Rata Treatment and Payments.

(a)          Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Term Commitments shall be made pro rata according to the respective Term Commitments.

(b)          Except as otherwise provided herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders; provided that, notwithstanding anything to the contrary herein, with respect to any such payment made on or prior to the second anniversary of the Closing Date, such payment shall be applied: (x) first, to the Loans (other than the Closing Fee added to the principal amount of the Loans on the Closing Date pursuant to Section 2.4(b)) and (y) second, to the Loans consisting of the Closing Fee added to the principal amount of the Loans on the Closing Date pursuant to Section 2.4(b).  Amounts prepaid on account of the Loans may not be reborrowed; provided that, for the avoidance of doubt, each borrowing of Incremental Term Loans shall be made pro rata according to the respective Term Commitments of the Lenders providing such Incremental Term Loans.

(c)           [Reserved].

(d)          All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to noon on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after noon may, in the Administrative Agent’s discretion be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(e)          Unless the Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may in its sole discretion, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith, on written demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate per annum then applicable to the Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f)          Unless the Administrative Agent shall have received a written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against the Borrower.

(g)          If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2.12, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h)          The obligations of the Lenders hereunder to (i) make Loans, and (ii) to make payments pursuant to Section 9.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.7.

(i)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(j)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees, then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees, then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(k)          If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its pro rata share of such payment on account of the Loans obtained by all of the Lenders, such Lender shall (a) notify the Administrative Agent of the receipt of such payment, and (b) within five (5) Business Days of such receipt purchase (for cash at face value) from the other Lenders (through the Administrative Agent), without recourse, such participations in the Loans made by them, as applicable, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective pro rata share; provided, however, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this paragraph shall apply; provided that, for purposes of this clause (y), Lenders on the Closing Date and Affiliates and Approved Funds thereof shall not be Affiliates). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12(k) may exercise all its rights of payment (including the right of set- off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.12(k) shall be required to implement the terms of this Section 2.12(k). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.12(k) and shall in each case notify the Lenders following any such purchase. The Borrower consent on behalf of itself and each other Loan Party to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

2.13       Requirements of Law.

(a)          [reserved]

(b)         Requirements of Law. If the adoption of or any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, in each case made subsequent to the date hereof:

(i)          shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)          shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender; or

(iii)          impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining its obligation to make such Loans, or to increase the cost to such Lender, or to reduce the amount of any sum receivable or received by such Lender or other Recipient hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, the Borrower will promptly pay such Lender or other Recipient, as the case may be, any additional amount or amounts necessary to compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c)          If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(d)          For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(e)          A certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section 2.13 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.13, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of the change in the Requirement of Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 2.13 shall survive the Discharge of Obligations and/or the resignation of the Administrative Agent.

2.14       Taxes.

For purposes of this Section 2.14, the term “applicable law” includes FATCA.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law, and the Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.14. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes. The Borrower shall, and the Borrower shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.

(c)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, the Borrower shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)          Indemnification by Loan Parties. The Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including resulting from any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If any Loan Party fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(e)          Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting or expanding the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.14(e).

(f)           Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed copies of IRS Form W-8ECI;

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)          Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(g)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.14(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.14(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Discharge of Obligations.

2.15       [Reserved].

2.16       Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13(b), Section 2.13(c), Section 2.14(a), Section 2.14(b) or Section 2.14(d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that nothing in this Section 2.16 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13(b), Section 2.13(c), Section 2.14(a), Section 2.14(b) or Section 2.14(d). The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of the Borrower.

2.17      Substitution of Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a)          a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.14 or of increased costs pursuant to Section 2.13(b) or Section 2.13(c) (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.16 or is a Non-Consenting Lender);

(b)          a notice from the Administrative Agent under Section 10.1(b) that one or more Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c)          notice from the Administrative Agent that a Lender is a Defaulting Lender;

then the Borrower may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Term Commitment; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Term Commitment (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”) at an amount equal to the outstanding principal amount of such Affected Lender’s Loan, plus all accrued interest thereon, accrued fees, premiums and other amounts payable to it hereunder; provided that if the Borrower elects to exercise such right with respect to any Affected Lender under clause (b) of this Section 2.17, at any time prior to the fourth anniversary of the Closing Date, the Affected Lender shall be entitled to the Applicable Premium set forth in Section 2.7 as if such Loans were optionally prepaid on such date pursuant to Section 2.5. The Affected Lender replaced pursuant to this Section 2.17 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Term Commitment upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower. Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.17, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.18       Defaulting Lenders.

(a)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)           Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definition of Required Lenders.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Term Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)          Defaulting Lender Cure. If a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, pay the amount of the defaulted funding obligation or expense, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be reasonably necessary to cause such Lender to no longer be a Defaulting Lender and the Loans to be held on a pro rata basis by the Lenders in accordance with their respective Term Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

2.19       [Reserved].

2.20      Notes. If so requested by any Lender by written notice to the Borrower, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) a Term Loan Note or Term Loan Notes to evidence such Lender’s Loans.

2.21       Incremental Loans.

(a)          At any time after the Delayed Draw Term Commitment Termination Date, provided (i) no Default or Event of Default has occurred and is continuing and (ii) subject to the conditions set forth in clause (d) below, upon written notice to the Administrative Agent (each, an “Incremental Request Notice”), the Borrower may, from time to time, request one or more increases to the Term Commitment or to fund additional Term Loans (each, an “Incremental Term Loan”) in an aggregate amount for all such Incremental Term Loans not to exceed $10,000,000 (or such greater amount as the Required Lenders shall agree in writing  (including e-mail) in their sole discretion). Any Incremental Term Loan shall be in the amount of at least $1,000,000 (or such lower amount that represents all remaining availability pursuant to this Section 2.21(a)) and integral multiples of $500,000 in excess thereof (or such lower amount that represents all remaining availability pursuant to this Section 2.21(a)).

(b)        Lender Election to Increase; Prospective Lenders. At the time of sending an Incremental Request Notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period (such period, the “Election Period”) within which KLIM and PW Partners are requested to respond (which Election Period shall in no event be less than five (5) Business Days from the date of delivery of such Incremental Request Notice to the Administrative Agent) and the terms of the requested Incremental Term Loans, and the Administrative Agent shall promptly thereafter notify KLIM and PW Partners of the Borrower’s request for such Incremental Term Loan and the Election Period during which KLIM and PW Partners are requested to respond to the Borrower request; provided that if such Incremental Request Notice indicates that it is conditioned upon the occurrence of a specified event, such Incremental Request Notice may be revoked if such event does not occur prior to the requested funding date. Neither KLIM nor PW Partners shall be obligated to increase their respective Term Commitment or to participate in any Incremental Term Loan, and KLIM’s and/or PW Partners’ determination to increase their respective Term Commitment or to participate in any Incremental Term Loan shall be in each of KLIM’s and PW Partners’ sole and absolute discretion. To the extent KLIM or PW Partners has not responded by the end of such Election Period, such party shall be deemed to have declined to increase its respective Term Commitment. If KLIM or PW Partners elects to increase its Term Commitment or participate in any Incremental Term Loan, it may select other Persons to provide a portion of such Term Commitments or Incremental Term Loans. If both KLIM and PW Partners elect to increase their Term Commitment, each shall be entitled to an increase its Term Commitment by its pro rata share (based on the amount of Loans it holds at such time) of the proposed increase.  To the extent KLIM or PW Partners does not agree to provide an Incremental Term Loan on terms set forth in the Borrower’s request, the Borrower may invite (x) any other existing Lender or (y) any prospective lender that satisfies the criteria of being an “Eligible Assignee” to provide such Incremental Term Loans on the same terms offered to KLIM and PW Partners and to become a Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent in connection with the proposed Incremental Term Loan (provided that the joinder of any such “Lender” for the purpose of providing all or any portion of any such Incremental Term Loan shall not require the consent of any other Lender (including any other “Lender” that is joining this Agreement to provide all or part of such Incremental Term Loan)), and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 10.6(c).  For the avoidance of doubt, no Incremental Term Loans may be incurred without first making offers to KLIM and PW Partners to provide such Incremental Term Loans as provided above. Nothing in this Section 2.21 shall limit or restrict the ability of the Borrower to refinance the Loans or incur Indebtedness permitted under Section 7.2.

(c)          Effective Date and Allocations. If the Term Commitments are increased in accordance with this Section 2.21, the Lenders providing the Incremental Term Loans and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Term Loan. The Lenders providing the Incremental Term Loans shall promptly notify the Borrower and the Administrative Agent of the final allocation of such Incremental Term Loan and the Increase Effective Date.

(d)          Each of the following shall be the only conditions precedent to the making of an Incremental Term Loan:

(i)           Each of the conditions precedent set forth in Section 5.2 shall be satisfied.

(ii)          The Borrower shall have delivered to the Administrative Agent a Responsible Officer’s Certificate certifying as to compliance with the requirements of this Section 2.21.

(iii)        The Borrower shall (x) deliver to any Lender providing an increase in the Term Commitments hereunder (or any new Lender providing such Term Commitment hereunder) any Term Loan Notes requested by such Lender in connection with the making of such increased or new Term Commitment, and (y) have executed any amendments to this Agreement and the other Loan Documents as may be reasonably required by the Administrative Agent to effectuate the provisions of this Section 2.21.

(iv)          The Borrower shall have paid to the Administrative Agent any fees required to be paid to such Lender in connection with the increased Term Commitment (or in the case of a new Lender, such new Term Commitment) hereunder.

(e)          Conflicting Provisions. This Section 2.21 shall supersede any provisions in Section 2.12 or Section 10.1 to the contrary.

(f)          Any Incremental Term Loans shall, for purposes of any repayment or prepayment of principal and/or interest, be treated substantially the same as the then existing Loans, and made pursuant to the same documentation as the Initial Term Loans.

(g)         The Incremental Term Loans shall have the same terms as the then existing Term Loans, except as may be mutually agreed among the Borrower, the Administrative Agent and the Required Lenders (not to be unreasonably withheld, conditioned or delayed); provided, in any case, that (i) no Incremental Term Loan shall have a final maturity date earlier than the Term Loan Maturity Date, (ii) the amortization schedule of any Incremental Term Loan shall not have a weighted average life to maturity shorter than the remaining weighted average life to maturity as the then existing Term Loans, and (iii) to the extent the All-in-Yield applicable to the Incremental Term Loan is higher than the All-in-Yield applicable to the then existing Term Loans (without giving effect to any Default Rate) by more than 0.50%, this Agreement shall be amended to increase the Applicable Rate applicable to the then existing Loans to the extent necessary so that the All-in-Yield on such Incremental Term Loan is no more than 0.50% greater than the All-in-Yield on the then existing Loans (the “MFN Protection”).

(h)          Effect of Increase. Upon the increase in Term Commitments under this Section 2.21, all references in this Agreement and in any other Loan Document (x) to the Term Commitment of any Lender shall be deemed to include any increase in such Lender’s Term Commitment pursuant to this Section 2.21, and (y) to the aggregate amount of the Term Commitments shall be deemed to include the increase in the aggregate amount of the Term Commitment made pursuant to this Section 2.21. The Term Loans, the Incremental Term Loans and the aggregate amount of the Term Commitments that are increased under this Section 2.21 shall be entitled to all of the benefits afforded by this Agreement and the other Loan Documents and shall benefit equally and ratably from any guarantees and Liens provided under the Loan Documents in favor of the Secured Parties.

SECTION 3
[RESERVED]

SECTION 4
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and induce the Lenders to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1         [Reserved].

4.2         No Material Adverse Effect. Since the Closing Date, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3         Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its organization, formation, incorporation, amalgamation or continuation, (b) has the power and authority, and the legal right, to own and operate its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction in which the nature of the business conducted by it or the nature of the properties owned or leased by it requires such qualification or license, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.4         Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Transaction Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement and to authorize the issuance of the Issued Shares pursuant to this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit or the issuance of Common Stock hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Transaction Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices described on Schedule  4.4, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect to the extent noted on Schedule 4.4 and (ii) the filings referred to in Section 4.19. Each Transaction Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Transaction Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5        No Legal Bar. The execution, delivery and performance of this Agreement and the other Transaction Documents, the borrowings hereunder, the use of the proceeds thereof and the issuance of Common Stock as contemplated by this Agreement will not violate any Requirement of Law (except as set forth on Schedule 4.5) or any material Contractual Obligation (including any organizational documents, shareholder agreements, voting agreements or similar agreements) of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Loan Party has violated any Requirement of Law or violated or failed to comply with any Contractual Obligation applicable to the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect. The absence of obtaining the Governmental Approvals described on Schedule 4.4 and the violations of Requirements of Law referenced on Schedule 4.5 would not reasonably be expected to have a Material Adverse Effect.

4.6        Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) if adversely determined, would reasonably be expected to have a Material Adverse Effect.

4.7        No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested Borrowing.

4.8        Ownership of Property; Liens; Investments. Each Loan Party has title in fee simple to, or a valid leasehold interest in, all of its material real property, and good title to, or a valid leasehold interest in, all of its other property, and none of such fee owned material property is subject to any Lien except as permitted by Section 7.3. No Loan Party owns any Investment except as permitted by Section 7.7.  The Perfection Certificate sets forth a complete and accurate list of all real property owned by each Loan Party as of the Closing Date, if any.

4.9        Intellectual Property. Each Loan Party owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning any Loan Party’s use of any Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property, nor does the Borrower know of any valid basis for any such claim, unless such claim would not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Loan Party, and the conduct of such Loan Party’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement or violation would not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of the Borrower, threatened to such effect.

4.10      Taxes. Each Loan Party has filed or caused to be filed (i) all federal, state and other material tax returns that are required to be filed (taking into account all applicable extension periods) by it and (ii) has paid all federal, state and all other material taxes, fees or other charges imposed on it or any of its property, income or assets otherwise due and payable, except Taxes that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party); no tax Lien has been filed, other than Liens for Taxes not yet due and payable and Liens for Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11        Federal Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of “buying’ or “carrying” “margin stock” (within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for buying or carrying any such margin stock or for extending credit to others for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X of the Board.

4.12       Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) no Group Member is a party to or subject to (or in the process of forming or becoming subject to) any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements, and other agreements (each a “Collective Bargaining Agreement”) with any union, works council, or labor organization (each a “Union” and collectively “Unions”); (b) during the past three (3) years, no union or group of employees of any Group Member has sought to organize any employees for purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with any Group Member, or filed a petition for recognition with any Governmental Authority; (c) during the past three (3) years there have been no actual or threatened strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins, sick-outs, or other forms of organized labor disruption with respect to any Group Member; (d) each Group Member is in compliance with all applicable laws relating to labor and employment, including but not limited to all Laws relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; labor relations; wages and hours; immigration; workers’ compensation; privacy; accessibility; employee benefits; background and credit checks; occupational safety and health; family and medical leave; and (e) as of the date hereof, there are no pending or threatened proceedings, investigations, claims, actions or grievances against any Group Member brought by or on behalf of any applicant for employment, any current or former employee, representative, agents, consultant, independent contractor, subcontractor, or leased employee, volunteer, or “temp” of any Group Member, or any group or class of the foregoing, or any Governmental Authority.

4.13      ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect: (a) each Group Member is in compliance in all respects with all applicable provisions and requirements of ERISA, the Code and all other applicable laws with respect to each Plan, and have performed all their obligations under each Plan and (b) no ERISA Event has occurred or is reasonably expected to occur.

4.14       Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. Except as set forth on Schedule 4.5, no Loan Party is subject to regulation under any Requirement of Law that limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.15       Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of each Subsidiary of Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as may be created by the Loan Documents or the issuance of the Issued Shares on the Closing Date.

4.16      Use of Proceeds. The proceeds of the Initial Term Loans shall be used for working capital (including security and other deposits and club opening costs) and other general corporate purposes.  The proceeds of the Delayed Draw Term Loans shall be used solely for purposes set forth in the applicable certificate of a Responsible Officer delivered in accordance with Section 5.2(d).

4.17       Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and to the knowledge of the Borrower:

(a)         Except as disclosed on Schedule 4.17, the facilities and properties owned, leased or operated by any Loan Party (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that could reasonably be expected to require any Loan Party to conduct any investigation or remedial action under any Environmental Law;

(b)         no Loan Party has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Loan Party (the “Business”);

(c)          no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Loan Party is named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to the Properties or the Business;

(d)          the Loan Parties are in compliance with all applicable Environmental Laws; and

(e)          no Loan Party has assumed any liability of any other Person under Environmental Laws.

4.18       Accuracy of Information, etc. No (i) written statement or written information contained in this Agreement or any other Loan Document, or (ii) any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, which, in the case of this clause (ii), was not subsequently corrected in writing on, prior to or after the Closing Date (and giving effect to disclosures included in reports, schedules, forms, statements and other documents publicly available and filed with or furnished to the SEC by the Borrower at least two (2) Business Days prior to the date of this Agreement (but specifically excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other statements that are predictive, cautionary or forward-looking in nature)), contained as of the date of such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such written statement or written information was furnished. The projections and financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19       Security Documents.

(a)          The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

(b)          Each of the Mortgages delivered after the Closing Date will be, upon execution, filing and recordation, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except as otherwise permitted under Section 7.3).

4.20       Solvency; Voidable Transaction. The Loan Parties, taken as a whole are, and after giving effect to the incurrence of the Loans, Solvent.

4.21      Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.

4.22       Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains insurance with financially sound and reputable insurance companies on all its property in at least such amounts and against at least such risks (but including in any event liability insurance) as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.23       No Casualty. No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.

4.24      PATRIOT Act; OFAC. The Borrower and its Subsidiaries are in compliance in all respects with the provisions of the U.S. Bank Secrecy Act and Patriot Act.  Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower or any such Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is an individual or an entity that is, or is owned or controlled by an individual or entity that is (a) currently the subject of any Sanctions, or (b) located, organized or resident in a Designated Jurisdiction.

4.25      Anti-Corruption Laws. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, the directors, officers, agents and employees of the foregoing, are in compliance with the U.S. Foreign Corrupt Practices Act of 1977 and all other laws, rules and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries (“Anti-Corruption Laws”).

4.26      Issuance of Securities. The issuance of the Issued Shares is duly authorized and, upon issuance in accordance with the terms of this Agreement, shall be (i) validly issued, (ii) free from all preemptive or similar rights, liens and other encumbrances with respect to the issue thereof (other restrictions arising under applicable securities laws) and (iii) fully paid and nonassessable with the holder being entitled to all rights accorded to a holder of Common Stock. Assuming the accuracy of each of the representations and warranties of Fitness TSI Fund II LLC set forth in Section 10.19 of this Agreement, the offer and issuance by the Borrower of the Issued Shares pursuant to this Agreement is exempt from registration under the Securities Act, and neither the Borrower nor, to the knowledge of the Borrower, any Person acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

4.27       No Integration.

Neither the Borrower, nor any of its Subsidiaries have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any “security” (as defined in the Securities Act of 1933, as amended) that is or will be integrated with the sale of the Issued Shares in a manner that would require registration under the Securities Act.

4.28     Capitalization. The authorized capital of the Borrower consists of (i) 5,000,000 shares of preferred stock, par value $0.001 per share “Preferred Stock”), and (ii) 100,000,000 shares of Common Stock.  As of the close of business on December 24, 2020 (the “Capitalization Date”), there were (i) no shares of Preferred Stock outstanding, (ii) [29,726,375] shares of Common Stock outstanding excluding shares of Restricted Stock, (iii) 0 shares of Common Stock subject to outstanding awards of Restricted Stock and (iv) 0 shares of Common Stock subject to outstanding incentive equity awards with respect to the Common Stock. From the Capitalization Date through and as of the date of this Agreement, no other shares of Capital Stock of the Borrower have been issued.

4.29      No General Solicitation. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any Person acting on its or their behalf, has engaged, and will not engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act) in connection with the offer or sale of the Issued Shares.

4.30      Application of Takeover Protections. The Borrower and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement), stockholder rights plan or other similar anti-takeover provision under the Certificate of Incorporation, Bylaws or other organizational documents or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to Fitness TSI Fund II LLC as a result of the transactions contemplated by this Agreement, including, without limitation, the Borrower’s issuance of the Issued Shares and any Buyer’s ownership of the Issued Shares.

4.31       Ownership of Securities. KLIM owns 4,200,000 shares of the Borrower’s Common Stock or approximately 14.3% of the Borrower’s outstanding Common Stock as of the date hereof.

SECTION 5
CONDITIONS PRECEDENT

5.1         Conditions to Initial Borrowing. The effectiveness of this Agreement and the obligation of each Lender to make its initial Borrowing hereunder shall be subject to the satisfaction, prior to the Closing Date, of the following conditions precedent, in each case, subject to Schedule 6.10:

(a)          Loan Documents. The Administrative Agent and Lenders shall have received each of the following, each of which shall be in form and substance satisfactory to the Borrower, the Administrative Agent and Lenders:

(i)           this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Lender listed on Schedule 1.1;

(ii)          if required by any Lender, such Lender shall have received a Term Loan Note executed by the Borrower in favor of such Lender;

(iii)         the Guarantee and Collateral Agreement, executed and delivered by each Grantor named therein;

(iv)         each Intellectual Property Security Agreement, executed by the applicable Grantor related thereto;

(v)          each other Security Document, executed and delivered by the applicable Loan Party party thereto;

(vi)          each Intercompany Subordination Agreement, executed by the Borrower and each of its Subsidiaries; and

(vii)        each other Loan Document, executed and delivered by the applicable Loan Party thereto.

(b)         Approvals. Except for the Governmental Approvals described on Schedule 4.4, all Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Capital Stock issued by any Loan Party) required in connection with the execution and performance of the Loan Documents and the consummation of the transactions contemplated hereby, shall have been obtained and be in full force and effect.

(c)          Secretary’s or Managing Member’s Certificates; Certified Operating Documents; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by the Secretary (or other senior officer), Managing Member or equivalent officer of such Loan Party, substantially in the form of Exhibit C, with appropriate insertions and attachments, including (A) the Operating Documents of such Loan Party, (B) the relevant board (and/or, if applicable, shareholders’) resolutions or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party, and (C) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party, and (ii) a long form good standing certificate (or equivalent) for each Loan Party from its respective jurisdiction of organization, and (iii) certificates of foreign qualification for each Loan Party from each jurisdiction where the failure to be qualified or in good standing would reasonably be expected to have a Material Adverse Effect.

(d)          Responsible Officer’s Certificate.  The Administrative Agent and Lenders shall have received a certificate signed by a Responsible Officer, dated as of the Closing Date, certifying that the conditions specified in Sections 5.2(a) and 5.2(c) have been satisfied or waived, as applicable.

(e)        Patriot Act, etc. The Administrative Agent and each Lender shall have received, at least one (1) Business Day (or such shorter period reasonably acceptable to the Administrative Agent) prior to the Closing Date, all documentation and other information reasonably required to comply with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and U.S. Bank Secrecy Act requirements, including OFAC,  requirements and evidence of compliance by the Loan Parties with all laws, rules and regulations of any jurisdiction applicable to the Loan Parties concerning or relating to bribery or corruption and economic or financial sanctions or trade embargoes and Sanctions imposed, administered or enforced from time to time by or enforced by the United States Government (including OFAC and the U.S. Department of State), the United Nations Security Council, or other relevant sanctions authority, and a properly completed and signed IRS Form W-8 or W-9 (or other applicable tax form), as applicable, for each Loan Party.

(f)           [Reserved].

(g)          Collateral Matters.

(i)          Lien Searches. The Lenders shall have received the results of recent lien, tax, judgment and litigation searches in each of the jurisdictions where any of the Loan Parties is formed or organized and such other jurisdictions that it reasonably requests, and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3, and Liens to be discharged on or prior to the Closing Date.

(ii)          Pledged Stock; Stock Powers; Pledged Notes. Subject to the provisions of Section 6.10, the Administrative Agent shall have received (A) the certificates representing the shares of Capital Stock (if any) pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (B) each promissory note (if any) pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Security Documents, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(iii)         Filings, Registrations, Recordings, Agreements, Etc. Subject to the provisions of Section 6.10, each document (including any UCC financing statements, Intellectual Property Security Agreements and Control Agreements) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create in favor of the Administrative Agent (for the ratable benefit of the Secured Parties), a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed and delivered to the Administrative Agent or, as applicable, be in proper form for filing, registration or recordation.

(iv)          Perfection Certificate. The Lenders shall have received on or prior to the Closing Date a completed and executed Perfection Certificate;

(h)          Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date (including pursuant to the Fee Letter), and all reasonable and documented out-of-pocket fees and expenses for which detailed invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent) for payment prior to the Closing Date, provided that such fees and expenses may be paid with proceeds of Term Loans made on the Closing Date to the extent reimbursable under Section 10.5.

(i)          Legal Opinions. The Administrative Agent and Lenders shall have received the executed legal opinion of Milbank LLP, in form and substance reasonably satisfactory to the Lenders. Such legal opinions shall cover such matters incident to the transactions contemplated by this Agreement and the other Loan Documents as the Lenders may reasonably require.

(j)          Borrowing Notice. The Administrative Agent shall have received a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.2, including a flow of funds or any similar direction documentation that the Administrative Agent may reasonably require.

(k)          Solvency Certificate. The Administrative Agent and Lenders shall have received a Solvency Certificate from the chief financial officer or treasurer of the Borrower.

(l)          Issuance of the Issued Shares. On the Closing Date, the Borrower shall have issued to Fitness TSI Fund II LLC in book-entry form the Issued Shares and Fitness TSI Fund II LLC shall have received evidence of such issuance in a form reasonably acceptable to Fitness TSI Fund II LLC.

(m)          Borrower Board of Directors. KLIM shall have received documentation in form and substance reasonably satisfactory to KLIM pursuant to which (i) Martin J. Annese and Jeffery Crivello shall have resigned from the Borrower’s board of directors and (ii) three individuals designated by KLIM shall have been appointed to the board of directors of the Borrower.

(n)          Other Transaction Documents. On the Closing Date, the Borrower shall have delivered to (i) Fitness TSI Fund II LLC a duly executed copy of the Registration Rights Agreement and (ii) each new director of the Borrower, a duly executed copy of the Director Indemnification Agreement.

5.2        Conditions to Each Borrowing. The agreement of each Lender to make any Borrowing requested to be made by it on any date (including its initial Borrowing) is subject to the satisfaction (or waiver by the Required Lenders in writing (including via email)) of the following conditions precedent:

(a)          Representations and Warranties. Each of the representations and warranties (other than, solely with respect to Borrowing of Delayed Draw Term Loans, the representations and warranties in Sections 4.26, 4.27, 4.28, 4.29, 4.30 and 4.31) made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.

(b)          Notices of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for Borrowing which complies with the requirements hereof.

(c)          No Default. No Default or Event of Default shall have occurred and be continuing as of or on such date or after giving effect to the Borrowing requested to be made on such date.

(d)          Delayed Draw Term Loan Conditions. Solely with respect to Borrowing of Delayed Draw Term Loans, the Administrative Agent and the Lenders shall have received a certificate signed by a Responsible Officer, certifying:

(i)           the use of proceeds of any Borrowing of the Delayed Draw Term Loan,

(ii)           with respect to any Borrowing of the Delayed Draw Term Loan on or prior to June 30, 2021,

(A)         to the extent the proceeds of such Delayed Draw Term Loan is used (x) in connection with any acquisition (whether by means of a merger, amalgamation, consolidation or otherwise) of the Capital Stock of (or any division or business line of) any Person or the assets of (or any division or business line of) any Person, such acquisition shall have been approved by a majority of the board of directors of the Borrower and (y) for any other purpose (including capital expenditures), after giving effect to such Borrowing and use of proceeds thereof, the Borrower shall be in compliance with the Approved Budget (it being understood and agreed that any variance of actual disbursements or cash receipts to projected disbursements or cash receipts set forth on the Approved Budget not to exceed 10% shall be deemed to be in compliance with the Approved Budget); and

(B)          the Unrestricted Cash as of the date of and immediately prior to the funding of such Borrowing does not exceed $5,000,000; and

(iii)        with respect to any Borrowing of the Delayed Draw Term Loan after June 30, 2021, the Consolidated Total Leverage Ratio for the four Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which the financial statements have been delivered or were required to be delivered, on a Pro Forma Basis after giving effect to the incurrence of such Delayed Draw Term Loan, shall not exceed 4.00 to 1.00; provided that solely for purposes of determining the Consolidated Total Leverage Ratio pursuant to this Section 5.2(d)(iii), (x) the Consolidated Total Debt shall not include the Closing Fee added to the principal amount of the Loans on the Closing Date pursuant to Section 2.4(b) or any mortgage debt constituting Indebtedness permitted under Section 7.2(d) or Section 7.2(g) hereof and (y) during any period commencing on the Closing Date and ending on December 31, 2021, the Consolidated EBITDA shall be determined by the actual Consolidated EBITDA for the Fiscal Quarter most recently ended multiplied by 4.

Each Borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied (or waived by the Required Lenders).

SECTION 6
AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, at all times prior to the Discharge of Obligations, the Borrower shall, and, where applicable, shall cause each other Group Member to:

6.1         Financial Statements. Furnish to the Administrative Agent for distribution to each Lender:

(a)          as soon as available, but in any event within one-hundred twenty (120) days (or one hundred fifty (150) days with respect to the Fiscal Year ending December 31, 2020) (or such later date reasonably acceptable to the Required Lenders), after the end of each Fiscal Year of the Borrower (commencing with Fiscal Year ending December 31, 2020), a copy of the audited consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, and, other than with respect to any such report for Fiscal Year ending December 31, 2020 or December 31, 2021, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, or qualification or report regarding a material financial controls weakness, by an independent certified public accountants of nationally recognized standing or any certified public accountant identified by the Borrower and reasonably acceptable to the Required Lenders;

(b)         as soon as available, but in any event within sixty (60) days (or seventy-five (75) days with respect to the Fiscal Quarter ending March 31, 2021) (or such later date reasonably acceptable to the Required Lenders) after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower (commencing with Fiscal Quarter ending March 31, 2021), the unaudited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such Fiscal Quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, starting with the Fiscal Quarter ending March 31, 2022, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c)          as soon as available, but in any event not later than thirty (30) days (or such later date reasonably acceptable to the Required Lenders) after the end of each month occurring during each Fiscal Year of the Borrower (commencing with calendar month ending January 31, 2020), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month, in each case, in form and substance in a manner customarily prepared by management (which may, prior to the calendar month ending March 31, 2021, be presented on a cash basis only).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except (x) with respect to any financial statements delivered pursuant to Section 6.1(c) for the calendar months ending January 31, 2021 and February 28, 2021 or (y) as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and except with respect to unaudited financial statements and subject to normal year-end audit adjustments and the absence of year-end audit footnotes) consistently throughout the periods reflected therein and with prior periods.

Documents required to be delivered pursuant to Section 6.1(a), Section 6.1(b) or Section 6.1(c) may be delivered by providing such documents to the board of directors or any similar group performing an executive oversight or similar function or delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted to the SEC website (including as part of any 10-K or 10-Q filing). The Administrative Agent shall have no obligation to request the delivery of or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2         Certificates; Reports; Other Information. Furnish to the Administrative Agent, for distribution to each Lender:

(a)           [reserved];

(b)          concurrently with the delivery of any financial statements pursuant to Sections 6.1(a) and 6.1(b), a Compliance Certificate (i) stating that, to the best of such Responsible Officer’s knowledge, such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) confirmation to the Administrative Agent that there has been no change to the information set forth on the Perfection Certificate since the Closing Date or the date of the most recent report delivered pursuant to this clause (b), as applicable, and/or deliver to the Administrative Agent an updated Perfection Certificate identifying such changes as of the date of such delivery;

(c)          as soon as available, and in any event no later than one hundred twenty (120) days (or such later date reasonably acceptable to the Required Lenders) after the end of each Fiscal Year of the Borrower, a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each Fiscal Quarter of such Fiscal Year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year (collectively, the “Projections”);

(d)          promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to the Borrower’s filings with the SEC);

(e)         upon request by the Administrative Agent, within five (5) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that would reasonably be expected to have a Material Adverse Effect on any of the Governmental Approvals or otherwise on the operations of the Group Members; and

(f)          promptly, such additional financial and other information, including, without limitation, any certification or other evidence confirming the Borrower’s compliance with the terms of this Agreement, as the Administrative Agent may from time to time reasonably request.

6.3         [Reserved].

6.4         Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations and liabilities of whatever nature (including Tax liabilities), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.5         Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary in the normal conduct of its business or necessary for the performance by such Person of its Obligations under any Loan Document, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to leasehold interests of the Borrower) and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.6         Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so would reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event liability insurance) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.7        Inspection of Property; Books and Records; Audits; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in all material respects conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives and independent contractors of the Administrative Agent on behalf of the Lenders to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable advance notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers, directors and management employees of the Group Members and with their independent certified public accountants. The foregoing inspections and audits shall be at the Borrower’s expense so long as an Event of Default has occurred and is continuing.  Such inspections and audits shall not be undertaken more frequently than once per year, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as the Administrative Agent shall reasonably determine is necessary.

6.8         Notices.

Give prompt written notice of each to the Administrative Agent, for distribution to each Lender, of:

(a)          the occurrence of any Default or Event of Default;

 (b)         any (i) event of default under any Contractual Obligation of any Group Member either material to such Group Member’s business or with respect to a monetary obligation in excess of $2,500,000, or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)         any litigation or proceeding affecting any Group Member (i) in which the amount involved is $2,500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against any Loan Party or (iii) which relates to any Loan Document, that in each case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(d)

(i)          promptly after the Borrower has knowledge or become aware of the occurrence of an ERISA Event affecting any Group Member or any ERISA Affiliate that would reasonably be expected to have a Material Adverse Effect (but in no event more than ten (10) Business Days after such event), the occurrence of any of the following events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Plan or a Governmental Authority to any Group Member or any ERISA Affiliate with respect to such event; and

(ii)          copies of such documents or governmental reports or filings relating to any Pension Plan or Multiemployer Plan as the Administrative Agent shall reasonably request, including Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by any Group Member or any ERISA Affiliate with the IRS with respect to each Pension Plan;

(e)           any material change in accounting policies or financial reporting practices by any Loan Party;

(f)           any other development or event that has had or would reasonably be expected to have a Material Adverse Effect; and

(g)          receipt of any notice or correspondence from or knowledge of the commencement of any enforcement action by the SEC or another financial regulatory agency.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.9         Environmental Laws.

(a)         Comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, as would reasonably be expected to result in the existence or incurrence of a Material Adverse Effect.

(b)        Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other cleanup actions for which any Loan Party is required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except, in each case, as would reasonably be expected to result in the existence or incurrence of a Material Adverse Effect.

6.10       Post-Closing Matters. The Borrower shall satisfy each of the requirements specified in Schedule 6.10 to the reasonable satisfaction of the Administrative Agent on or prior to the date specified for such requirement (or such later date as the Administrative Agent shall agree in its reasonable discretion).

6.11       Quarterly Lender Calls. At a date to be mutually agreed upon between the Administrative Agent and the Borrower occurring on or prior to the tenth (10th)Business Day after the date the financial statements are required to be delivered pursuant to Sections 6.1(a) and 6.1(b), the Borrower will, at the written request of the Administrative Agent, hold a conference call or teleconference with all of the Lenders who choose to attend such conference call or teleconference to discuss, among other things, the financial results of the Borrower and its Subsidiaries for the previous Fiscal Quarter and the annual budget presented for the current Fiscal Year, if applicable.

6.12       Additional Collateral, Etc.

(a)          With respect to any property (to the extent included in the definition of Collateral and other than as set forth in clause (b) below) acquired after the Closing Date by any Loan Party as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within forty-five (45) days or such longer period as reasonably approved by the Required Lenders in their reasonable discretion): (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable in the reasonable opinion of the Administrative Agent to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority (except as expressly permitted by Section 7.3) security interest and Lien in such property, including (if applicable) the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, or by law or as may be reasonably requested by the Administrative Agent.

(b)          With respect to any fee interest in any real property having a Fair Market Value (together with improvements thereof) of at least $500,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)) promptly (and in any event within ninety (90) days or such longer period as reasonably approved by the Administrative Agent in its reasonable discretion): (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, covering such real property, and (ii) if requested by the Administrative Agent (at the direction of the Required Lenders), provide the Lenders with (1) title and extended coverage insurance (with such customary endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request) covering such real property, paid for by the Borrower and issued by a nationally recognized title insurance company, in an amount at least equal to the purchase price of such real property (or such other lesser amount as shall be reasonably specified by the Administrative Agent), (2) a current ALTA/NSPS survey thereof, paid for by the Borrower and in each case, including all improvements, easements and other customary matters thereon reasonably required by the Administrative Agent, together with a surveyor’s certificate and complying in all material respects with the minimum detail requirements of the American Land Title Association and National Society of Professional Surveyors as such requirements are in effect on the date of preparation of such survey (sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such real property and issue the customary survey related endorsements or otherwise reasonably acceptable to the Administrative Agent), (3) any consents, estoppels or SNDAs reasonably deemed necessary by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, (4) flood insurance determination certificates, and if applicable, evidence that the applicable Loan Party has obtained flood insurance covering such property in appropriate amount, (5) customary appraisals with respect to each such real property, and (6) such other documents as the Administrative Agent may reasonably request that are available to the Borrower without material expense with respect to any such real property, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to such Mortgage, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Borrower.

(c)          With respect to any new direct or indirect Subsidiary (other than any Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party (including pursuant to a Permitted Acquisition), promptly (and in any event within forty-five (45) days or such longer period as reasonably approved by the Administrative Agent at the direction of the Required Lenders in their reasonable discretion): (i) except to the extent the Capital Stock of such new Subsidiary constitutes Excluded Equity, execute and deliver to the Administrative Agent such supplements, joinders or amendments to the applicable Security Documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned directly or indirectly by such Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, any Control Agreement with respect to each Deposit Account or Securities Account, and any Security Document (or any amendment, supplement or modification thereof) with respect to Intellectual Property, (iii) cause such new Subsidiary or any Subsidiary formed for the purpose of acquiring any such Subsidiary) (A) to become a party to the Guarantee and Collateral Agreement and other applicable Security Documents, (B) to take such actions as are reasonably necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest (subject to Liens permitted hereunder) in the Collateral described in the Guarantee and Collateral Agreement or such other Security Documents, with respect to such Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, in a form consistent with the certificate delivered pursuant to Section 5.1(d), with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent a customary legal opinions relating to the matters described above, which opinion shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Borrower.

(d)         With respect to any real property leased by any Loan Party (other than any real property leased by any Loan Party as of the Closing Date), each Loan Party shall, at the request of the Administrative Agent (at the direction of the Required Lenders), use commercially reasonable efforts to obtain a landlord’s agreement from the applicable lessor, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent and the Borrower. Each Loan Party shall pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

Notwithstanding the foregoing, (i) other than the Collateral in which a Lien was previously granted or required to be granted by the Loan Parties, or the guarantees provided by the Loan Parties, in each case on the Closing Date or pursuant to Section 6.10, the Loan Parties shall not be required to deliver or perfect the Administrative Agent’s security interest under any law with respect to any Collateral (except to the extent perfection can be accomplished by filing UCC financing statements or provide any guarantee of the Obligations, in each case, if the cost of delivering or perfecting the lien in such Collateral or of providing such guarantee exceeds the benefit to the Lenders (which shall take into account any adverse tax consequences suffered or expected to be suffered by the Borrower as a result thereof), in each case, as determined by the Borrower and the Required Lenders in their reasonable discretion, (ii) Liens on the Capital Stock of (or other ownership interest in) a Subsidiary that is required to be pledged shall be documented under U.S. law if the cost of providing a local law pledge exceeds the benefit to the Lenders, in each case, as determined by the Borrower and the Required Lenders in their reasonable discretion, (iii) other than the Collateral in which a Lien was previously granted or required to be granted by the Loan Parties, or the guarantees provided by the Loan Parties, in each case on the Closing Date or pursuant to Section 6.10, no such Liens or guarantees shall be required to be provided by any Subsidiary in any case in which (or, if applicable, to the extent that) the provision of such Lien or guarantee would violate applicable law or a legal duty of the directors of such Subsidiary, in each case, as determined by the Borrower and the Required Lenders in their reasonable discretion, (iv) for the avoidance of doubt, no Liens securing the Obligations or guarantees of the Obligations shall be required to be provided by any Excluded Subsidiary and (v) for the avoidance of doubt,  no Excluded Asset shall be subject to this Section 6.12.

6.13       [Reserved].

6.14       Use of Proceeds. Use the proceeds of each Borrowing only for the purposes specified in Section 4.16.

6.15       [Reserved].

6.16       Anti-Corruption Laws. Conduct its business in all material respects in compliance with all applicable Anti-Corruption Laws.

6.17       Further Assurances. Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

6.18       Legends.

(a)           The book-entry accounts maintained by the Borrower’s transfer agent representing the Issued Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such Issued Shares bearing such legend):

NEITHER THE ISSUANCE AND SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

(b)          At the request of a holder of the Issued Shares, the Borrower will use its commercially reasonable efforts to have the legend set forth in Section 6.18(a) removed from the applicable Issued Shares on the book-entry accounts maintained by the Borrower’s transfer agent representing the relevant Issued Shares if such legend is not required in order to establish compliance with any provisions of the Securities Act.

SECTION 7
NEGATIVE COVENANTS

The Borrower hereby agrees that, at all times prior to the Discharge of Obligations, the Borrower shall not, nor shall the Borrower permit any Subsidiary of the Borrower, to, directly or indirectly, except as the Required Lenders shall agree in writing (including e-mail) in their reasonable discretion:

7.1         [Reserved].

7.2         Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)          Indebtedness of any Loan Party pursuant to any Loan Document;

(b)          Indebtedness of any Loan Party owing to any other Loan Party; provided,  that any such Indebtedness owed to a Loan Party shall be evidenced by a master promissory note and such promissory note is pledged in favor of the Secured Parties as Collateral; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Subsidiary of the Borrower ceasing to be a Subsidiary, or a Loan Party ceasing to be a Loan Party, shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this Section 7.2(b);

(c)          Guarantee Obligations (i) of any Loan Party of the Indebtedness of any other Loan Party; (ii) of any Group Member (which is not a Loan Party) of the Indebtedness of any Loan Party, or (iii) by any Group Member (which is not a Loan Party) of the Indebtedness of any other Group Member (which is not a Loan Party), provided that, in any case of sub-clauses (i), (ii) or (iii), the Indebtedness so guaranteed is otherwise permitted by the terms hereof, including, for the avoidance of doubt, any Indebtedness permitted under Sections 7.2(d) and 7.2(e);

(d)         Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof, increase the principal amount thereof, or add any direct or any contingent obligor with respect thereto) except by an amount equal to a reasonable premium and other fees and expenses reasonably incurred in connection therewith;

(e)          Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $10,000,000 (or such greater amount as the Required Lenders shall agree in writing (including e-mail) in their sole discretion) at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof except by an amount equal to a reasonable premium and other fees and expenses reasonably incurred in connection therewith);

(f)          Surety Indebtedness and any other Indebtedness in respect of letters of credit, banker’s acceptances or similar arrangements; provided that the aggregate amount of any such Indebtedness outstanding at any time shall not exceed $2,500,000 (or such greater amount as the Required Lenders shall agree in writing (including e-mail) in their sole discretion);

(g)          Indebtedness incurred in a Permitted Acquisition, in each case to the extent constituting indemnification obligations, working capital and purchase price adjustments or deferred payments of similar nature; provided that the amount of such Indebtedness shall be deemed part of the cost of such Permitted Acquisition (the amount of which shall be deemed to be the amount required to be accrued as a liability in accordance with GAAP or the amount actually paid);

(h)          Indebtedness to current or former officers, directors, partners, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of the Borrower permitted by Section 7.6(c) in an amount not to exceed $2,500,000 at any one time outstanding;

(i)          with respect to each Subsidiary, cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, treasury, depository, cash management and similar arrangements in each case in connection with Deposit Accounts incurred in the ordinary course;

(j)          unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount, for all such Indebtedness taken together, not to exceed $3,000,000 (or such greater amount as the Required Lenders shall agree in writing (including e-mail) in their sole discretion) at any one time outstanding;

(k)          Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(l)          Indebtedness consisting of the financing of insurance premiums; and

(m)          any Attributable Indebtedness incurred in connection with any Sale Leaseback Transaction permitted by Section 7.11.

7.3          Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)          Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings diligently conducted; provided that adequate reserves with respect thereto are maintained on the books of the applicable Subsidiary in conformity with GAAP;

(b)         carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days or that are being contested in good faith by appropriate proceedings;

(c)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)        deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA or the Code);

(e)          easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary thereof;

(f)          Liens in existence on the date hereof listed on Schedule 7.3(f); provided that no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness secured or benefitted thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 7.2(d);

(g)          Liens securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with, or within one-hundred eighty (180) days after, the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby does not exceed the Fair Market Value of such acquired assets; provided that with respect to any refundings, renewals or extensions thereof, the amount of Indebtedness secured thereby is not increased, except by an amount permitted by Section 7.2(e);

(h)          Liens created pursuant to the Security Documents;

(i)           any interest or title of a lessor or licensor under any lease or license entered into by a Subsidiary in the ordinary course of its business and covering only the assets so leased or licensed, and provided that such Liens do not arise as a result of a default under the applicable lease or license;

(j)           judgment Liens that do not constitute an Event of Default under Section 8.1(h) of this Agreement;

(k)          bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Subsidiary, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

(l)           (i) cash deposits and liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 7.2(f) and (ii) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 7.2(f) that encumber documents and other property relating to such letters of credit;

(m)         Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with a Group Member or becomes a Subsidiary of a Group Member or acquired by a Group Member; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness or obligation secured by such Lien is permitted under Section 7.2;

(n)          the replacement, extension or renewal of any Lien permitted by clause (m) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(o)          Liens not otherwise permitted by this Section 7.3, so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate Fair Market Value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to all Group Members) $3,000,000 (or such greater amount as the Required Lenders shall agree in writing (including e-mail) in their sole discretion) at any one time;

(p)          Liens on insurance proceeds in favor of insurance companies granted solely to secured financed insurance premiums permitted under Section 7.2(m);

(q)         (i) non-exclusive licenses of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business and (ii) non-exclusive licenses of patents, trademarks, copyrights, and other Intellectual Property rights customary for companies of similar size and in the same industry as the Borrower which would not result in a legal transfer of title of such licensed Intellectual Property; provided that with respect to this clause (ii), such licenses may be exclusive solely with respect to the use of such Intellectual Property in discrete geographical areas outside of the United States where the Borrower or any of its Subsidiaries do not operate;

(r)          Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;

(s)          Liens on any earnest money deposits required in connection with a Permitted Acquisition or consisting of earnest money deposits required in connection with an acquisition of property not otherwise prohibited hereunder;

(t)          statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party; and

(u)          Liens on property rented to, or leased by, Borrower or any of its Subsidiaries pursuant to a Sale Leaseback Transaction; provided that (i) such Sale Leaseback Transaction is permitted by Section 7.11, (ii) such Liens do not encumber any other property of Borrower or its Subsidiaries and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale Leaseback Transaction.

Notwithstanding the foregoing, no Group Member shall permit any Lien on any of its Intellectual Property other than Liens arising by operation of any Requirement of Law and Liens described in Sections 7.3(h), 7.3(m) and 7.3(q) that in each case, do not secure any Indebtedness for borrowed money (other than the Obligations hereunder).

7.4         Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)          (i) any Loan Party may be merged, amalgamated or consolidated with or into another Loan Party (provided that if such transaction involves the Borrower, the Borrower is the surviving entity); and (ii) any Subsidiary that is not a Loan Party may be merged, amalgamated or consolidated with or into (A) another Subsidiary that is not a Loan Party or (B) a Loan Party (provided that a Loan Party is the surviving entity);

(b)         any Subsidiary of the Borrower may Dispose of any or all of its assets (i) pursuant to any liquidation, dissolution or other transaction that results in the assets of such Subsidiary being transferred the Borrower or any other Loan Party, or (ii) pursuant to a Disposition permitted by Section 7.5;

(c)          any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation;

(d)          (i) any Group Member (other than the Borrower) may liquidate or dissolve, and (ii) any Group Member may change its legal form, in each case, if in either case under clause (i) or (ii), the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders and, if such dissolved or liquidated Group Member is a Loan Party, such Group Member’s assets are distributed or otherwise transferred to another Loan Party; provided that if the Borrower has taken an action described this clause (d), the Borrower shall provide prior written notice (no later than five (5) Business Days prior to such action) to the Administrative Agent; and

(e)          the Borrower or any Subsidiary may consummate any Sale Leaseback Transaction permitted by Section 7.11.

7.5         Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)          Dispositions of obsolete, surplus or worn out property in the ordinary course of business;

(b)          Dispositions of Inventory in the ordinary course of business;

(c)          Dispositions permitted by clause (i) of Section 7.4(b);

(d)          the sale or issuance of the Capital Stock (other than Disqualified Stock) of any Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower;

(e)          the Disposition of property (i) by any Loan Party to any other Loan Party, and (ii) by any Group Member (which is not a Loan Party) to any other Group Member;

(f)          Dispositions of property subject to a Casualty Event;

(g)          leases or subleases of real property;

(h)          the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(i)          any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that the Borrower determine in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(j)         (i) the non-exclusive licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business; and (ii) non-exclusive licenses of patents, trademarks, copyrights, and other Intellectual Property rights customary for companies of similar size and in the same industry as the Borrower which would not result in a legal transfer of title of such licensed Intellectual Property; provided that with respect to this clause (ii), such licenses may be exclusive solely with respect to the use of such Intellectual Property in discrete geographical areas outside of the United States where the Borrower or any of its Subsidiaries do not operate;

(k)          Dispositions of assets (including equity interests of any Subsidiary but otherwise subject to the proviso to this clause (k) in the case of a Guarantor) not to exceed $2,500,000 (or such greater amount as the Required Lenders shall agree in writing (including e-mail) in their sole discretion) in the aggregate for any Fiscal Year of the Borrower, so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) the Borrower or the respective Subsidiary receives at least Fair Market Value, (iii) the consideration received by the Borrower or such Subsidiary consists of at least 75% cash or Cash Equivalents, (iv) such proceeds are applied and/or reinvested as (and to the extent) required by Section 2.6(c) and (v) such sale does not constitute all or substantially all of the assets of the Borrower and its Subsidiaries (taken as a whole);

(l)          to the extent constituting a Disposition, Restricted Payments permitted by Section 7.6, Investments permitted by Section 7.7 and Liens permitted by Section 7.3; and

(m)          the Borrower or any Subsidiary may consummate any Sale Leaseback Transaction permitted by Section 7.11.

Notwithstanding anything to the contrary in this Agreement, except as expressly permitted by clauses (a), (e), (i), (j) and (l) in this Section 7.5 or with the prior written consent (including e-mail) of the Required Lenders in their sole discretion, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, sell, transfer, contribute, assign or otherwise dispose of any Intellectual Property material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, owned by any Loan Party to any Person other than a Loan Party that is Borrower or a Subsidiary organized under the laws of any jurisdiction within the United States.

7.6        Restricted Payments. Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any junior lien indebtedness or unsecured indebtedness, or any refinancings thereof, any other Indebtedness subordinated in right of payment to the Obligations,  declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any of their respective Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of their respective Subsidiaries (collectively, and including the avoidance of doubt, charitable contributions, “Restricted Payments”), except that:

(a)           any Subsidiary may make Restricted Payments to any Loan Party;

(b)          the Borrower and each Subsidiary may (i) purchase common stock or common stock options of the Borrower from present or former directors, officers or employees of the Borrower or any Subsidiary upon the death, disability or termination of employment of such director, officer or employee; provided that the aggregate amount of payments made under this clause (i) shall not exceed $500,000 (or such greater amount as the Required Lenders shall agree in writing (including e-mail) in their reasonable discretion) during any Fiscal Year of the Borrower, and (ii) declare and make dividend payments or other distributions payable solely in the common stock or other common Capital Stock of the Borrower;

(c)          so long as no Event of Default shall have occurred and be continuing or would result therefrom, (i) the Borrower may make repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such repurchased Capital Stock represents a portion of the exercise price of such options or warrants, and (ii) repurchases of Capital Stock of the Borrower deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof); provided that the aggregate amount of payments made under clauses (i) and (ii) shall not exceed $500,000 (or such greater amount as the Required Lenders shall agree in writing (including e-mail) in their reasonable discretion) during any Fiscal Year of the Borrower;

(d)          the Borrower may deliver its common Capital Stock upon conversion of any convertible Indebtedness having been issued by the Borrower; provided that such Indebtedness is otherwise permitted by Section 7.2;

(e)          the Borrower may make Restricted Payments in an aggregate amount not to exceed $500,000 (or such greater amount as the Required Lenders shall agree in writing (including e-mail) in their sole discretion) per Fiscal Year, so long as (i) no Event of Default then exists or would result therefrom and (ii) with the written consent (including via e-mail) of the Required Lenders; and

(f)           the Borrower may make Restricted Payments pursuant to or contemplated by the Company Stock Plan.

7.7         Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting all or a substantial portion of a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)          extensions of trade credit in the ordinary course of business;

(b)          Investments in cash and Cash Equivalents;

(c)          Guarantee Obligations permitted by Section 7.2;

(d)          loans and advances to employees, officers, consultants and directors of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $500,000 (or such greater amount as the Required Lenders shall agree in writing (including e-mail) in their reasonable discretion) at any one time outstanding;

(e)          intercompany Investments made after the Closing Date (i) by any Group Member in a Loan Party, or (ii) by any Group Member (which is not a Loan Party) in any other Group Member (which is not a Loan Party);

(f)          Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(g)          Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;

(h)          Investments existing on the Closing Date and set forth on Schedule 7.7(h);

(i)           deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.3;

(j)        promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5, to the extent not exceeding the limits specified therein with respect to the receipt of non-cash consideration in connection with such Dispositions;

(k)          purchases or other acquisitions by the Borrower or any Subsidiary of the Borrower of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition:

(i)           the Borrower shall give the Administrative Agent at least three (3) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior written notice of any such purchase or acquisition;

(ii)          the Borrower shall provide to the Administrative Agent as soon as available but in any event not later than three (3) Business Days prior to the execution thereof (or such shorter period reasonably acceptable to the Administrative Agent), a draft of any purchase agreement or similar agreement with respect to any such purchase or acquisition;

(iii)         any such newly-created or acquired Subsidiary, or the Group Member that is the acquirer of assets in connection with an asset acquisition, shall comply with any applicable requirements of Section 6.12;

(iv)          immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing or would result therefrom;

(v)           such purchase or acquisition shall not constitute an Unfriendly Acquisition; and

(vi)        the aggregate amount of cash consideration (including earnouts) and seller debt paid in connection with Permitted Acquisitions consummated after the Closing Date regarding which the acquired Person becomes a Loan Party (or in the case of an asset acquisition, the assets acquired are acquired by a Loan Party) shall not exceed $10,000,000 during any Fiscal Year (or such greater amount as the Required Lenders shall agree in writing (including e-mail) in their sole discretion), and (B) the aggregate amount of cash consideration (including earnouts) and seller debt paid in connection with Permitted Acquisitions consummated from and after the Closing Date regarding which the acquired Person does not become a Loan Party (or in the case of an asset acquisition, the assets acquired are not acquired by a Loan Party) shall not exceed individually or in the aggregate $5,000,000 (or such greater amount as the Required Lenders shall agree in writing (including e-mail) in their sole discretion);

(l)           the licensing or contribution of Intellectual Property pursuant to joint marketing or joint venture arrangements with other Persons in the ordinary course of business; and

(m)          so long as no Event of Default exists at the time of such Investment or immediately after giving effect thereto, in addition to Investments otherwise expressly permitted by this Section 7.7, any Investments in an aggregate amount not to exceed $5,000,000 (or such greater amount as the Required Lenders shall agree in writing (including e-mail) in their sole discretion).

7.8         [Reserved].

7.9        Optional Payments and Modifications of Certain Preferred Stock. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock (i) that would move to an earlier date the scheduled redemption date (but only to the extent that moving any such scheduled redemption date would result in the redemption to be prior to ninety-one (91) days after the Term Loan Maturity Date) or increase the amount of any scheduled redemption payment or increase the rate or move to an earlier date any date for payment of dividends thereon or (ii) that would otherwise be materially disadvantageous to the Lenders.

7.10       Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions solely among the Borrower and its Subsidiaries) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Person, and (c) upon fair and reasonable terms no less favorable to the relevant Person than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that, (i) with respect to any such transaction or series of related transactions involving aggregate payments or consideration in excess of $2,000,000, the Borrower shall deliver to the Administrative Agent a resolution adopted by the majority of the disinterested members of the board of directors or other governing body of the Borrower approving such transaction, and (ii) with respect to any such transaction or series of transactions involving aggregate payments or consideration in excess of $5,000,000, the Borrower shall deliver to the Administrative Agent an opinion issued by an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is, or series of related transactions are, fair to the Borrower or its relevant Subsidiary from a financial point of view.

 7.11      Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction unless (i) such Sale Leaseback Transaction is consummated within two hundred seventy (270) days after the date on which such property is sold or transferred, (ii) any Liens arising in connection with such Sale Leaseback Transaction are permitted by Section 7.3(u); (iii) the sale or transfer of such property is made for cash consideration in an amount not less than the fair market value of such property and does not exceed $30,000,000 in the aggregate when taken together with all other Sale Leaseback Transactions consummated after the Closing Date; and (iv) except with respect to any real property owned by the Borrower or any Subsidiary as of the Closing Date, the Borrower has obtained prior written consent (including e-mail) of the Required Lenders in their reasonable discretion.

7.12       [Reserved].

7.13       Accounting Changes. Make (a) any Accounting Change or any other change in its accounting policies or reporting practices, except as required by GAAP, or (b) any change to its Fiscal Year.

7.14       Negative Pledge Clauses. Except as set forth on Schedule 7.7(h), enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, and (e) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.3(c) or Section 7.3(f) or any agreement or option to Dispose any asset of any Group Member, the Disposition of which is permitted by any other provision of this Agreement (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).

7.15       Clauses Restricting Subsidiary Distributions. Except as set forth on Schedule 7.7(h), enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or to pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, or (v) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement applies only to such Subsidiary, was not entered into solely in contemplation of such Person becoming a Subsidiary or in each case that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction or condition contained therein).

7.16       Lines of Business. Except with the prior written consent (including e-mail) of the Required Lenders in their reasonable discretion, enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary, complimentary, similar or incidental thereto, or an extension, development or expansion of, the businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date.

7.17       Designation of other Indebtedness. Designate any Indebtedness or obligations other than the Obligations as “Senior Indebtedness” or a similar concept thereto, if applicable.

7.18       [Reserved].

7.19       Amendments to Organizational Agreements and Material Contracts. Amend or permit any amendments to any Loan Party’s organizational documents to the extent such amendment would reasonably be expected to be materially disadvantageous to the Lenders.

7.20       Use of Proceeds. Use the proceeds of any Loan or Borrowing hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board; (b) to finance an Unfriendly Acquisition; (c) to fund any activities of or business of or with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions (or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity in violation of the foregoing); or (d) for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

 7.21     Anti-Terrorism Laws. Conduct, deal in or engage in or permit any Affiliate or agent of any Loan Party within its control to conduct, deal in or engage in any of the following activities: (a) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (a “Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act.  The Borrower shall deliver to the Administrative Agent and the Lenders any certificate or other evidence reasonably requested from time to time by the Administrative Agent or any Lender confirming the Borrower’s compliance with this Section 7.21.

SECTION 8
EVENTS OF DEFAULT

8.1         Events of Default.  The occurrence of any of the following shall constitute an Event of Default:

(a)          the Borrower shall fail to pay any amount of principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any amount of interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after such interest or other amount becomes due in accordance with the terms hereof; or

(b)          any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made, and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower; or

(c)          any Loan Party shall default in the observance or performance of any agreement contained in Section 6.1, Section 6.2(b), Section 6.5(a), Section 6.10 or Section 7 of this Agreement; or

(d)          any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of thirty (30) days thereafter (which period shall be increased to sixty (60) days so long as the Loan Parties are diligently pursuing a remedy therefor); or

(e)          any Group Member shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto (taking into account all applicable cure, grace and extension periods); (B) default in making any payment of any interest, fees, costs or expenses on any such Indebtedness beyond the period of cure, grace and extension, if any, provided in the instrument or agreement under which such Indebtedness was created; or (C) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, with the giving of notice if required, any Group Member to purchase, redeem, mandatorily prepay or make an offer to purchase, redeem or mandatorily prepay such Indebtedness prior to its stated maturity; provided that, a default, event or condition described in clauses (A), (B) or (C) of this Section 8.1(e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in any of clauses (A), (B), or (C) of this Section 8.1(e) shall have occurred with respect to Indebtedness, the outstanding principal amount of which, individually or in the aggregate for all such Indebtedness, exceeds $5,000,000; provided, however, that the Event of Default under this Section 8.1(e) caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon the Administrative Agent receiving, within thirty (30) days of such default, a written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) the Administrative Agent has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto and (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; or

(f)           (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) there shall occur one or more ERISA Events which individually or in the aggregate have a Material Adverse Effect; or

(h)          there is entered against (i) any Group Member one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more; or (ii) any Group Member one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i)           any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof or as a result of the action or inaction of the Administrative Agent or a Lender), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)           the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(k)          any Loan Document not otherwise referenced in Section 8.1(i) or Section 8.1(j), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, as a result of the action or inaction of the Administrative Agent or the Discharge of Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or any further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document.

8.2         Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)          declare the Term Commitments of each Lender to be terminated forthwith, whereupon the Term Commitments, shall immediately terminate;

(b)          declare all outstanding Obligations, including, without limitation, the aggregate principal amount of any outstanding Loans, all interest accrued and unpaid thereon, an amount equal to the Applicable Premium that would have been due and payable if the Loans were optionally prepaid pursuant to Section 2.5 on the date such Event of Default occurs and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and

(c)          exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that, upon the occurrence of any Event of Default specified in clause (i) or (ii) of Section 8.1(f), the Term Commitments of each Lender shall immediately terminate automatically and all outstanding Obligations, including, without limitation, the aggregate principal amount of any outstanding Loans, all interest accrued and unpaid thereon, an amount equal to the Applicable Premium that would have been due and payable if the Loans were optionally prepaid pursuant to Section 2.5 on the date such Event of Default occurs and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable,

It is understood and agreed that if the Loans are accelerated or otherwise become due prior to the Term Loan Maturity Date, including without limitation as a result of any Event of Default set forth in clause (i) or (ii) of paragraph (f) of Section 8.1 (including the acceleration of claims by operation of law), the Applicable Premium that would have been payable if the Loans were optionally prepaid pursuant to Section 2.5 on such date of acceleration will also automatically be due and payable and shall constitute part of the Obligations with respect to the Loans, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any such Applicable Premium payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early prepayment and each of the Loan Parties agrees that it is reasonable under the circumstances currently existing. EACH OF THE LOAN PARTIES EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING AMOUNTS IN CONNECTION WITH ANY SUCH ACCELERATION, ANY RESCISSION OF SUCH ACCELERATION OR THE COMMENCEMENT OF ANY PROCEEDING UNDER DEBTOR RELIEF LAWS.  Each of the Loan Parties expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay such Applicable Premium; and (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Loan Parties expressly acknowledges that its agreement to pay such Applicable Premium to Lenders as herein described is a material inducement to Lenders to enter into this Agreement.

(d)          Except as expressly provided above in this Section 8.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.3         Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.13 and 2.14 (including interest thereon)) payable to the Administrative Agent, in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the documented out-of-pocket fees, charges and disbursements of counsel to the respective Lenders, and amounts payable under Sections 2.13, 2.14 and the Applicable Premium, in each case, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth and payable to them;

Fifth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations described in this clause Fifth and payable to them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been cash collateralized in accordance with the terms hereof and any contingent indemnification Obligations), to the Borrower or as otherwise required by Law.

SECTION 9
THE ADMINISTRATIVE AGENT

9.1         Appointment and Authority.

(a)          Each of the Lenders hereby irrevocably appoints Alter Domus (US) LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)          Except with respect to Section 9.9, the provisions of Section 9 are solely for the benefit of the Administrative Agent and the Lenders. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or obligations, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c)          The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in their respective capacities as a Lender) hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement and any subordination agreements, and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2  for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit any co-agents, sub-agents and attorneys-in- fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.2         Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9.2 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.3         Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a)          be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b)          have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)          except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment (for the avoidance of doubt, any action taken or not taken by the Administrative Agent at the consent of the Required Lenders shall not constitute gross negligence or willful misconduct).

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1, Section 5.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5        Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender, or the Borrower referring to this Agreement, describing such Default or Event of Default and conspicuously stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6         Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7        Indemnification. Each of the Lenders agrees to indemnify and hold harmless the Administrative Agent and each of its Related Parties in its capacity as such (to the extent not reimbursed by the Borrower or any other Loan Party and without limiting the obligation of the Borrower or any other Loan Party to do so) according to its pro rata share in effect on the date on which indemnification is sought under this Section 9.7 (provided, that if all Term Commitments have been terminated and all Obligations paid in full, then each Lender’s pro rata share shall be determined as of the date immediately preceding the date that all such Obligations were paid in full), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Term Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by the Borrower or such other Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct.

The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

9.8         Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9         Successor Administrative Agent.

(a)          The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)         With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.9. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.9). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

9.10       Collateral and Guaranty Matters.

(a)          The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)          to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (w) that becomes an Excluded Asset, (x) upon the Discharge of Obligations, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder and under any other Loan Document, or (z) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)          to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by the Loan Documents; and

(iii)        to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or becomes an Excluded Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the guaranty pursuant to this Section 9.10.

(b)          The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)          Notwithstanding anything contained in any Loan Document, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guaranty of the Obligations (including any such guaranty provided by the Guarantors pursuant to the Guarantee and Collateral Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof; provided that, for the avoidance of doubt, in no event shall a Secured Party be restricted hereunder from filing a proof of claim on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law or any other judicial proceeding. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of such Secured Party (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition at the direction of the Required Lenders. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement to have agreed to the foregoing provisions.

 9.11      Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 10.5) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, receiver and manager, administrator, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.12       Survival. This Section 9 shall survive the Discharge of Obligations.

SECTION 10
MISCELLANEOUS

10.1       Amendments and Waivers.

(a)          Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (x) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall:

(i)          forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest, premium or fee payable hereunder (except that any amendment or modification of defined terms used in the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Term Commitment, in each case, without the written consent of each Lender directly and adversely affected thereby;

(ii)          eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender;

(iii)          reduce any percentage specified in the definition of Required Lenders;

(iv)          consent to the assignment or transfer by the Borrower of any of their rights and obligations under this Agreement and the other Loan Documents without the written consent of each Lender directly and adversely affected thereby;

(v)          release or subordinate all or substantially all of the Collateral or release or subordinate all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of each Lender directly and adversely affected thereby;

(vi)          prior to the commencement of proceedings with respect to the Loan Parties under Debtor Relief Laws, subordinate the Liens securing the Obligations with respect to all or substantially all the Collateral or subordinate the Obligations in right of payment to other Indebtedness, in each case without the written consent of each Lender directly and adversely affected thereby; or

(vii)       amend, modify or waive the pro rata requirements of Section 2.12, Section 8.3 or Section 10.7, in each case, in a manner that would by its terms alter the pro rata sharing or application of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(viii)       amend, modify or waive any duty, obligation or requirement of the Administrative Agent without the written consent of the Administrative Agent.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Notwithstanding the foregoing, the Loan Documents may be amended with the consent of the parties specified in Section 2.21 to give effect to Incremental Term Loans, including to permit the Incremental Term Loans to benefit equally and ratably from any guarantees and Liens provided under the Loan Documents and to permit such Incremental Term Loans to be included in the determination of Required Lenders on substantially the same basis as the then existing Term Loans.

(b)          The Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the Loan Documents to cure any obvious omission, mistake or defect and the same shall become effective without further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

10.2       Notices.

(a)          All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, upon confirmation of delivery, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Town Sports International Holdings, Inc.
1001 US North Highway 1, Suite 602
Jupiter, Florida 33477
Attention: Patrick Walsh
	Email:	pwalsh@pwpartnersllc.com

with a copy to (which shall not constitute notice):

Milbank LLP
55 Hudson Yards
New York, New York 10001
Attn: Brett Nadritch and Spencer Pepper
Email:	BNadritch@milbank.com
SPepper@milbank.com

Administrative Agent:		ALTER DOMUS (US) LLC
225 W. Washington St., 9th Floor
Chicago, IL 60606
Attention: Legal Department and Bill Ryan
Phone: 312-564-5100
Fax: 312-376-0751
	Email:	legal@alterdomus.com
bill.ryan@alterdomus.com

with a copy to (which shall not constitute notice):
Holland & Knight LLP
150 North Riverside Plaza, Suite 2700
Chicago, IL 60606
Attention: Joshua Spencer
Fax: 312-578-6666
Email:	Joshua.spencer@hklaw.com

and

AKIN GUMP STRAUSS HAUER & FELD LLP
One Bryant Park
New York, New York 10036
Attn: Dan Fisher; Ryan Kim
Fax: (212) 872-1002
Email:	dfisher@akingump.com
kimr@akingump.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(b)        Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)          Any party hereto may change its address or facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto.

(d)          Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on the Platform.

(e)          The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non- infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 10.2, including through the Platform.

10.3       No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4      Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5       Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses. The Borrower shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and the Lenders (including the reasonable and documented out-of-pocket fees, charges and disbursements of only (x) one primary counsel for the Administrative Agent, (y) one primary counsel for the Lenders, collectively, and (z) one additional local counsel in each jurisdiction and reasonably necessary specialist counsel), in connection with the preparation, negotiation, execution, delivery and administration of, and the due diligence related to, this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented out-of-pocket fees, charges and disbursements of only one counsel for the Administrative Agent and only one counsel for the Lenders, collectively, one additional local counsel in each jurisdiction and reasonably necessary specialist counsel) in connection with the enforcement, collection or protection of their rights (A) in connection with this Agreement and the other Loan Documents, including their rights under this Section 10.5, or (B) in connection with the Loans made or participated in hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)          Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          Reimbursement by Lenders. To the extent that the Borrower for any reason fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section 10.5 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Loans at such time; provided, that if all Term Commitments have been terminated and all Obligations paid in full, then each Lender’s pro rata share shall be determined as of the date immediately preceding the date that all such Obligations were paid in full) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are several and not joint and subject to the provisions of Section 2.14(e).

(d)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither the Borrower nor any Indemnitee shall not assert, and hereby waive, any claim against the Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)          Payments. All amounts due under this Section 10.5 shall be payable promptly after demand therefor.

(f)          Survival. Each party’s obligations under this Section 10.5 shall survive the Discharge of Obligations.

10.6       Successors and Assigns; Participations and Assignments.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 10.6, (ii) by way of participation in accordance with the provisions of Section 10.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.6 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders.  Subject to Section 10.6(b)(viii), any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section 10.6 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in paragraph (b)(i)(A) of this Section 10.6, the aggregate amount of the Term Commitment and/or the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is recorded in the Register maintained by the Administrative Agent) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)          Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Term Commitment assigned.

(iii)         Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 10.6 and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund of a Lender.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request together with organizational documents, a duly executed IRS Form W-9 or such other applicable IRS Form, other information requested by the Administrative Agent that may be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(v)          No Assignment to Certain Persons. No such assignment shall be made to (A) any Loan Party or any Loan Parties’ Affiliates or Subsidiaries (provided that, for purposes of this clause (v)(A), KLIM and PW Partners, and their respective Affiliates and Approved Funds shall not be deemed to be Affiliates), (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a Disqualified Institution.

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person (other than PW Partners and its Affiliates)).

(vii)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii)      Right of First Offer.  Each Lender must provide PW Partners and KLIM with ten (10) Business Days prior written notice of an intention to assign any or all of its Loans and/or Term Commitments and the terms of such proposed assignment. PW Partners and KLIM shall have no less than five (5) Business Days from the date of delivery of such notice to respond to and/or accept such Lender’s proposed assignment on the terms offered; provided that if both PW Partners and KLIM accept such Lender’s proposed assignment, each shall be entitled to accept up to its pro rata share (based on the amount of Loans it holds at such time) of the proposed assignment. Neither PW Partners nor KLIM shall be obligated to purchase any such Loans and/or Term Commitments. To the extent PW Partners or KLIM has not responded within five (5) Business Days of receiving such notice, PW Partners and/or KLIM shall be deemed to have declined to purchase such Loans and/or Term Commitment. To the extent PW Partners and/or KLIM do not agree to purchase such Loans and/or Term Commitment on terms set forth in such Lender’s request, such Lender may assign to any Eligible Assignee in accordance with this Section 10.6 on the same terms of such proposed assignment to PW Partners and KLIM.  Any such assignment to PW Partners or KLIM pursuant to this clause (viii) shall be evidenced by an Assignment and Assumption and all other requirements, as applicable, set forth in clause (iv) above.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.6, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.14 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.6.

(c)          Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person, any Person that is a Disqualified Institution, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.14(e) and 9.7 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 10.1). The Borrower agree that each Participant shall be entitled to the benefits of Sections 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered by such Participant to the Lender granting such participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 as if it were an assignee under Section 10.6(b); and (B) shall not be entitled to receive any greater payment under Section 2.13 or Section 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12(k) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b)(1) of the United States Proposed Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto unless pursuant to a sale or an assignment in accordance with Section 10.6(b).

(f)          Notes. The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Term Loan Notes to any Lender requiring Term Loan Notes to facilitate transactions of the type described in Section 10.6.

10.7       Adjustments; Set-off.

(a)          Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)          Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower or any other Loan Party, as the case may be, against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.

10.8       Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver, interim receiver, receiver and manager, custodian or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Discharge of Obligations.

10.9      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10     Counterparts; Electronic Execution of Assignments.

(a)          This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or as any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and electronic signatures or the keeping of records in electronic form shall be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. Each of the parties hereto hereby represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in such party’s constitutive documents, including having the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system.

(b)          The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature.

10.11     Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12     Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.13   GOVERNING LAW. THIS AGREEMENT (INCLUDING SECTION 10.14 (SUBMISSION TO JURISDICTION; WAIVERS)) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Section 10.13 shall survive the Discharge of Obligations.

10.14     Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)          submits to the exclusive jurisdiction of the State and Federal courts in the Southern District of the State of New York; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent. Each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each party hereto hereby waive personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(b)         WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and

(c)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.14 any special, exemplary, punitive or consequential damages.

This Section 10.14 shall survive the Discharge of Obligations.

10.15     Acknowledgements. The Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)          none of the Administrative Agent nor any Lender (and with respect to such Lender, solely in its capacity as a Lender) has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders (and with respect to any such Lender, solely in its capacity as a Lender), on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

 (c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or between the Borrower and the Lenders.

10.16     Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties, other than to Affiliates and Related Parties who are Affiliates of any Disqualified Institution (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.16, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent, the Lenders, and any of their respective Related Parties, may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Term Commitments.

Each of the Administrative Agent and the Lenders acknowledges that (x) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (y) it has developed compliance procedures regarding the use of material non-public information, and (z) it will handle such material non-public information in accordance with applicable Requirements of Law, including applicable federal or state securities laws, rules and regulations.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws, rules, and regulations.

For purposes of this Section 10.16, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.17     Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower and each other Loan Party that, pursuant to the requirements of “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with such rules and regulations.  The Borrower and each other Loan Party will, and will cause each of its respective Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent or any such Lender in maintaining compliance with such applicable rules and regulations.

10.18     Transfer Taxes. The Borrower shall pay any and all documentary, stamp and similar issue or transfer tax incurred in connection with the issuance of the Issued Shares pursuant to this Agreement.

10.19     Acquisition of Common Stock for Investment.

(a)          Fitness TSI Fund II LLC acknowledges that the Issued Shares will not have been registered under the Securities Act or under any state or other applicable securities laws.  Fitness TSI Fund II LLC (i) acknowledges that it is acquiring the Issued Shares pursuant to an exemption from registration under the Securities Act solely for investment and for its own account, not as nominee or agent, and with no present intention or view to distribute any of the Issued Shares to any Person in violation of the Securities Act, (ii) will not sell or otherwise dispose of any of the Issued Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) is knowledgeable, sophisticated and experienced in financial and business matters, has previously invested in securities similar to the Issued Shares, understands the limitations on transfer and the restrictions on sales of such Issued Shares and is able to bear the economic risk of its investment and afford the complete loss of such investment, (iv) (A) has such knowledge and experience in financial and business matters and in investments of this type, that it is capable of evaluating the merits and risks of its investment in the Issued Shares as contemplated hereunder and of making an informed investment decision, (B) has conducted an independent review and analysis of the business and affairs of the Borrower and its subsidiaries that it considers sufficient and reasonable for purposes of making its investment in the Issued Shares and (C) based thereon and on its own knowledge, has formed an independent judgment concerning the advisability of the transactions contemplated by this Agreement, and (v) is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).  Fitness TSI Fund II LLC and its advisors, if any, have been furnished with or have had full access to all materials relating to the business, finances and operations of the Borrower and materials relating to the offer and issuance of the Issued Shares that have been requested by Fitness TSI Fund II LLC. Fitness TSI Fund II LLC and its advisors, if any, have been afforded the opportunity to ask questions of the Borrower or its representatives.   The foregoing does not limit or modify the representations and warranties of the Borrower hereunder.

(b)          The Lenders have been furnished with materials relating to the business and operations of the Borrower and relating to the offer and sale of the Issued Shares that have been requested by the Lenders. The Lenders have been afforded the opportunity to ask questions of the Borrower and all such questions have been answered to the Lenders’ satisfaction. The Lenders understand and acknowledge that their purchase of the Issued Shares involves a high degree of risk and uncertainty. Such Lender has sought such accounting, legal, financial and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Issued Shares.

10.20     Reliance upon the Borrower’s Representations and Warranties. The Lenders understand and acknowledge that the Issued Shares are being offered and sold in reliance on a private placement exemption from the registration requirements of federal and state securities laws, and that the Borrower is relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Lender set forth in this Agreement in (i) concluding that the issuance and sale of the Issued Shares is a “private offering” and, as such, is exempt from the registration requirements of the Securities Act and (ii) determining the applicability of such exemptions and the suitability of such Lender to purchase the Issued Shares.

10.21     Short Selling. The Lenders have not engaged in any short sales involving Common Stock owned by it between the time it first began discussions with the Borrower about the transaction contemplated by this Agreement and the date of execution of this Agreement.

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IN WITNESS WHEREOF, this Agreement and all documents executed in connection therewith, or relating thereto, have been negotiated, prepared and deemed to be duly executed by the Borrower in the United States of America. In addition, this Agreement is being executed as an instrument under the laws of the State of New York and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:

ALTER DOMUS (US) LLC

By:
Name:
Title:

[Signature Page to Credit Agreement]

LENDERS: [_]

By:
Name:
Title:

 [Signature Page to Credit Agreement]

EXHIBIT A

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

(Please see attached form)